                           OFFER TO PURCHASE FOR CASH
                     ALL OUTSTANDING SHARES OF COMMON STOCK
                                       OF
                             TRISTAR AEROSPACE CO.
                                       AT
                              $9.50 NET PER SHARE
                                       BY
                         ALLIEDSIGNAL ACQUISITION CORP.
                          A WHOLLY OWNED SUBSIDIARY OF
                               ALLIEDSIGNAL INC.

         THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON MONDAY, DECEMBER 6, 1999, UNLESS EXTENDED.

     THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, THERE BEING VALIDLY TENDERED AND NOT WITHDRAWN PRIOR TO THE EXPIRATION OF THE OFFER THAT NUMBER OF SHARES OF COMMON STOCK, $.01 PAR VALUE PER SHARE (THE 'SHARES'), OF TRISTAR AEROSPACE CO. ('THE COMPANY'), WHICH, WHEN ADDED TO THE SHARES,
IF ANY, BENEFICIALLY OWNED BY ALLIEDSIGNAL INC. ('PARENT'), ITS AFFILIATES OR ALLIEDSIGNAL ACQUISITION CORP. ('OFFEROR') (EXCLUDING SHARES BENEFICIALLY OWNED BY PARENT BY VIRTUE OF THE SHAREHOLDERS AGREEMENT, AS DEFINED IN THE INTRODUCTION TO OFFER), WOULD REPRESENT, ON A FULLY DILUTED BASIS, AT LEAST A MAJORITY OF THE OUTSTANDING SHARES. THE OFFER IS ALSO SUBJECT TO CERTAIN OTHER CONDITIONS CONTAINED IN THIS OFFER TO PURCHASE. SEE INTRODUCTION AND SECTIONS 1 AND 15 HEREOF.

     THIS OFFER (THE 'OFFER') IS BEING MADE IN CONNECTION WITH THE AGREEMENT AND PLAN OF MERGER, DATED AS OF OCTOBER 31, 1999 (THE 'MERGER AGREEMENT'), AMONG PARENT, OFFEROR AND THE COMPANY. THE BOARD OF DIRECTORS OF THE COMPANY HAS UNANIMOUSLY APPROVED THE OFFER AND THE MERGER, HAS DETERMINED THAT THE MERGER AGREEMENT AND THE OFFER ARE FAIR TO AND ADVISABLE AND IN THE BEST INTERESTS OF THE COMPANY AND ITS STOCKHOLDERS, AND HAS RESOLVED TO RECOMMEND ACCEPTANCE OF THE OFFER TO THE STOCKHOLDERS, AND THAT THE STOCKHOLDERS TENDER THEIR SHARES IN THE OFFER AND, IF APPLICABLE, VOTE TO APPROVE AND ADOPT THE MERGER AGREEMENT AND THE MERGER.

                            ------------------------
                                   IMPORTANT

     Any stockholder of the Company desiring to tender Shares should either (i) complete and sign the Letter of Transmittal or a facsimile thereof in accordance with the instructions in the Letter of Transmittal and deliver the Letter of Transmittal with the Shares and all other required documents to The Bank of New York, the Depositary, or follow the procedures for book-entry transfer set forth in Section 3, 'Procedure for Tendering Shares,' or (ii) request such stockholder's broker, dealer, commercial bank, trust company or other nominee to effect the transaction for the stockholder. Stockholders having Shares registered in the name of a broker, dealer, commercial bank, trust company or other nominee must contact such person if they desire to tender their Shares.

     Any stockholder of the Company who desires to tender Shares and whose certificates representing such Shares are not immediately available or who cannot comply with the procedures for book-entry transfer on a timely basis or who cannot deliver all required documents to the Depositary, in each case prior to the expiration of the Offer, must tender such Shares pursuant to the guaranteed delivery procedures set forth in Section 3, 'Procedure for Tendering Shares.'

     Questions and requests for assistance may be directed to Georgeson Shareholder Communications Inc., the Information Agent, at its address and telephone number set forth on the back cover of this Offer to Purchase. Additional copies of this Offer to Purchase, the Letter of Transmittal, the Notice of Guaranteed Delivery and other related materials may be obtained from the Information Agent or from brokers, dealers, commercial banks and trust companies.
                            ------------------------

                    The Information Agent for the Offer is:
              [LOGO OF GEORGESON SHAREHOLDER COMMUNICATIONS INC.]

November 5, 1999

                               TABLE OF CONTENTS


 SECTION                                                          PAGE
 -------                                                          ----

Introduction.....................................................    3
1.   Terms of the Offer..........................................    4
2.   Acceptance for Payment and Payment for Shares...............    6
3.   Procedure for Tendering Shares..............................    6
4.   Withdrawal Rights...........................................    9
5.   Certain Federal Income Tax Consequences.....................    9
6.   Price Range of Shares; Dividends on the Shares..............   10
7.   Effect of Offer on New York Stock Exchange Listing, Market
     for Shares and SEC Registration.............................   11
8.   Certain Information Concerning the Company..................   12
9.   Certain Information Concerning Offeror and Parent...........   14
10.  Source and Amount of Funds..................................   18
11.  Background of the Offer.....................................   18
12.  Purpose of the Offer; The Merger; Plans for the Company.....   20
13.  The Transaction Documents...................................   23
14.  Dividends and Distributions.................................   33
15.  Certain Conditions to Offeror's Obligations.................   33
16.  Certain Regulatory and Legal Matters........................   35
17.  Fees and Expenses...........................................   36
18.  Miscellaneous...............................................   36
Annex I. Directors and Executive Officers of Parent and
  Offeror........................................................  I-1

TO THE HOLDERS OF COMMON STOCK OF TRISTAR AEROSPACE CO.:

                                  INTRODUCTION

     AlliedSignal Acquisition Corp., a Delaware corporation ('Offeror') and a wholly owned subsidiary of AlliedSignal Inc., a Delaware corporation ('Parent'), hereby offers to purchase all of the outstanding shares of common stock, par value $0.01 per share (the 'Shares'), of TriStar Aerospace Co., a Delaware corporation (the 'Company'), at a purchase price of $9.50 per Share, net to the seller in cash, upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal (which together constitute the 'Offer'). Tendering stockholders will not be obligated to pay brokerage fees or commissions or, except as set forth in Instruction 6 of the Letter of Transmittal, transfer taxes on the purchase of Shares by Offeror pursuant to the Offer. Offeror will pay all charges and expenses of The Bank of New York (the 'Depositary') and Georgeson Shareholder Communications Inc. (the 'Information Agent') for their respective services in connection with the Offer and the Merger (as hereinafter defined). See Section 17, 'Fees and Expenses.'

     Offeror is a corporation newly formed by Parent in connection with the Offer and the transactions contemplated by the Merger Agreement (as hereinafter defined).

     THE BOARD OF DIRECTORS OF THE COMPANY HAS UNANIMOUSLY APPROVED THE OFFER AND THE MERGER, HAS DETERMINED THAT THE MERGER AGREEMENT AND THE OFFER ARE FAIR TO AND ADVISABLE AND IN THE BEST INTERESTS OF THE COMPANY AND ITS STOCKHOLDERS, AND HAS RESOLVED TO RECOMMEND ACCEPTANCE OF THE OFFER TO THE COMPANY'S STOCKHOLDERS, AND THAT THE COMPANY'S STOCKHOLDERS TENDER THEIR SHARES IN THE OFFER AND, IF APPLICABLE, VOTE TO APPROVE AND ADOPT THE MERGER AGREEMENT AND THE MERGER.

     THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, THERE BEING VALIDLY TENDERED AND NOT WITHDRAWN PRIOR TO THE EXPIRATION OF THE OFFER THAT NUMBER OF SHARES (THE 'MINIMUM NUMBER OF SHARES') WHICH, WHEN ADDED TO THE SHARES, IF ANY, BENEFICIALLY OWNED BY PARENT, ITS AFFILIATES OR OFFEROR (EXCLUDING SHARES BENEFICIALLY OWNED BY PARENT BY VIRTUE OF THE TENDER AND OPTION AGREEMENT, DATED AS OF OCTOBER 31, 1999, AMONG PARENT, OFFEROR AND P. QUENTIN BOURJEAURD AND CHARLES BALCHUNAS (THE 'SHAREHOLDERS AGREEMENT'), WOULD REPRESENT, ON A FULLY DILUTED BASIS, AT LEAST A MAJORITY OF THE OUTSTANDING SHARES (THE 'MINIMUM CONDITION'). SEE SECTION 15, 'CERTAIN CONDITIONS TO OFFEROR'S OBLIGATIONS.'

     The Company has represented to Parent and Offeror that, as of October 31, 1999, there were 17,277,054 Shares issued and outstanding and 4,491,074 Shares reserved for issuance pursuant to outstanding stock options. Based on the foregoing, Offeror believes that approximately 10,884,065 Shares must be validly tendered and not withdrawn prior to the expiration of the Offer in order for the Minimum Condition to be satisfied. See Section 1, 'Terms of the Offer.'

     The Offer is being made pursuant to an Agreement and Plan of Merger, dated as of October 31, 1999 (the 'Merger Agreement'), by and among Parent, Offeror and the Company. The Merger Agreement provides, among other things, for the making of the Offer by Offeror, and further provides that, upon the terms and subject to certain conditions of the Merger Agreement, Offeror or another direct or indirect wholly owned subsidiary of Parent will be merged with and into the Company (the 'Merger'). The Merger Agreement is more fully described in
Section 13, 'The Transaction Documents -- The Merger Agreement.' The Merger is subject to a number of conditions, including the approval and adoption of the Merger Agreement by stockholders of the Company, if such approval is required by applicable law. See Section 12, 'Purpose of the Offer; The Merger; Plans for the Company.' In the Merger, each outstanding Share (other than Shares held in the treasury of the Company or owned by Parent or any subsidiary of Parent, which shall automatically be cancelled and retired) shall automatically be cancelled and extinguished and, other than Shares with respect to which appraisal rights are properly exercised, will be converted into and become a right to receive $9.50 (or any higher price per Share that may be paid pursuant to the Offer) in cash, without interest thereon (the 'Offer Price').

     THIS OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION WHICH SHOULD BE READ BEFORE ANY DECISION IS MADE WITH RESPECT TO THE OFFER.

     This Offer to Purchase contains forward-looking statements that involve risks and uncertainties, including the risks associated with satisfying the various conditions to the Offer. Certain of these factors, as well as additional risks and uncertainties, are detailed in the Company's periodic filings with the Securities and Exchange Commission (the 'Commission'). See Section 8, 'Certain Information Concerning the Company -- Available Information.'

1. TERMS OF THE OFFER.

     Upon the terms and subject to the conditions set forth in the Offer (including, if the Offer is extended or amended, the terms and conditions of any extension or amendment), Offeror will accept for payment and pay for all Shares validly tendered prior to the Expiration Date and not theretofore withdrawn in accordance with Section 4, 'Withdrawal Rights.' The term 'Expiration Date' means 12:00 midnight, New York City time, on Monday, December 6, 1999 (the 'Scheduled Expiration Date'), unless Offeror shall have extended the period of time for which the Offer is open, in which event the term 'Expiration Date' shall mean the latest time and date at which the Offer, as so extended by Offeror, shall expire.

     In the Merger Agreement, Offeror has agreed that if all of the conditions to the Offer set forth in Section 15, 'Certain Conditions to Offeror's Obligations' (the 'Offer Conditions') are not satisfied by the Scheduled Expiration Date then, provided that all such conditions are and continue to be reasonably probable of being satisfied by the date that is 35 business days from the date the Offer is commenced, Offeror shall extend the Offer for one or more periods of not more than five business days each if requested to do so by the Company; provided that Offeror shall not be required to extend the Offer beyond the date that is 35 business days from the date the Offer is commenced or, if earlier, the date of termination of the Merger Agreement in accordance with its terms. Otherwise, Offeror has agreed in the Merger Agreement that it will not, without the prior written consent of the Company, extend the period during which the Offer is open if all the Offer Conditions have been satisfied, except that Offeror may, without the consent of the Company, extend the Offer as follows:
(i) if on the Scheduled Expiration Date any of the Offer Conditions shall not have been satisfied or waived, for one or more periods but in no event past 45 business days from the date the Offer is commenced (unless the waiting, review and investigation periods under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the 'Hart Scott-Rodino Act'), have not terminated or expired or required governmental consents have not been obtained in which case not past 60 business days from the date the Offer is commenced (the 'Termination Date'); (ii) for such period as may be required by any rule, regulation, interpretation or position of the Commission or the staff thereof applicable to the Offer; or (iii) for one or more periods (each such period to be for not more than three business days and such extensions to be for an aggregate period of not more than five business days beyond the latest expiration date that would otherwise be permitted under clause (i) or (ii) of this sentence) if on such expiration date there shall not have been tendered that number of Shares which would equal more than 90% of the issued and outstanding Shares. Offeror's rights to extend the Offer pursuant to the foregoing clauses (ii) and (iii) are subject to the Company's right to terminate the Merger Agreement if the Offer shall not have been consummated by the Termination Date; see Section 13, 'The Transaction Documents -- The Merger Agreement -- Termination'). Subject to the foregoing restrictions, Offeror reserves the right (but will not be obligated), in its sole discretion, to extend the period during which the Offer is open by giving oral or written notice of such extension to the Depositary and by making a public announcement of such extension. There can be no assurance that Offeror will exercise its right to extend the Offer.

     Offeror has also agreed in the Merger Agreement that it will not, without the prior written consent of the Company: (i) decrease the amount or change the form of consideration payable in the Offer, (ii) decrease the number of Shares sought in the Offer, (iii) impose additional conditions to the Offer,
(iv) change any Offer Condition or amend any other term of the Offer if any such change or amendment would be adverse in any respect to the holders of Shares (other than Parent or Offeror), or (v) amend or waive the Minimum Condition.

     THE OFFER IS CONDITIONED UPON SATISFACTION OF THE MINIMUM CONDITION. THE OFFER IS ALSO SUBJECT TO OTHER TERMS AND CONDITIONS. SEE SECTION 15, 'CERTAIN CONDITIONS TO OFFEROR'S OBLIGATIONS.' As described in the Introduction to this Offer to Purchase, Offeror believes the Minimum Number of Shares is approximately 10,884,065. If the Minimum Condition or any of the other Offer Conditions has not been satisfied by 12:00 midnight, New York City time, on December 6, 1999 (or any other time then set as the Expiration
Date), Offeror may elect (i) subject to the qualifications described above with respect to the extension of the Offer, to extend the Offer and, subject to applicable withdrawal rights, retain all tendered Shares until the expiration of the Offer, as extended, subject to the terms of the Offer, (ii) subject to complying with applicable rules and regulations of the Commission and to the terms of the Merger Agreement (including, if necessary, obtaining the prior written consent of the Company), to accept for payment all Shares so tendered and not extend the Offer, or (iii) subject to the terms of the Merger Agreement, to terminate the Offer and not accept for payment any Shares and return all tendered Shares to tendering stockholders.

     Subject to the applicable rules and regulations of the Commission, Offeror expressly reserves the right, in its sole discretion, to delay acceptance for payment of any Shares (or delay payment for any Shares, regardless of whether such Shares were theretofore accepted for payment pending the receipt of required governmental consents), or, subject to the limitations set forth in the Merger Agreement, to terminate the Offer and not to accept for payment or pay for any Shares not theretofore accepted for payment or paid for, upon the occurrence of any of the Offer Conditions, by giving oral or written notice of such delay or termination to the Depositary. Offeror's right to delay payment for any Shares or not to pay for any Shares theretofore accepted for payment is subject to the applicable rules and regulations of the Commission, including Rule 14e-1(c) under the Securities Exchange Act of 1934, as amended (the 'Exchange Act'), relating to Offeror's obligation to pay for or return tendered Shares promptly after the termination or withdrawal of the Offer.

     Except as set forth above, and subject to the applicable rules and regulations of the Commission, Offeror expressly reserves the right, in its sole discretion, to amend the Offer in any respect. Any extension of the period during which the Offer is open, or delay in acceptance for payment or payment, or termination or amendment of the Offer, will be followed, as promptly as practicable, by public announcement thereof, such announcement in the case of an extension to be issued not later than 9:00 a.m. New York City time, on the next business day after the previously scheduled Expiration Date in accordance with the public announcement requirements of Rule 14d-4(c) under the Exchange Act. Without limiting the obligation of Offeror under such rule or the manner in which Offeror may choose to make any public announcement, Offeror currently intends to make announcements by issuing a press release to the Dow Jones News Service and making any appropriate filing with the Commission.

     If Offeror makes a material change in the terms of the Offer or the information concerning the Offer or if it waives a material condition of the Offer, Offeror will disseminate additional tender offer materials and extend the Offer if and to the extent required by Rules 14d-4(c), 14d-6(d) and 14(e)-1 under the Exchange Act or otherwise. The minimum period during which an offer must remain open following material changes in the terms of the offer or information concerning the offer, other than a change in price or a change in percentage of securities sought, will depend upon the facts and circumstances, including the relative materiality of the terms or information changes. With respect to a change in price or a change in percentage of securities sought, a minimum ten business day period is generally required to allow for adequate dissemination to stockholders and investor response. For purposes of the Offer, a 'business day' means any day other than a Saturday, Sunday or a federal holiday, and consists of the time period from 12:01 a.m. through 12:00 midnight, New York City time.

     The Company has provided Offeror with the Company's list of stockholders and security position listings for the purpose of disseminating the Offer to holders of Shares. This Offer to Purchase, the Letter of Transmittal and other relevant materials will be mailed to record holders of the Shares and will be furnished to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the list of stockholders or, if applicable, who are listed as participants in a clearing agency's security position listing for subsequent transmittal to beneficial owners of Shares.

2. ACCEPTANCE FOR PAYMENT AND PAYMENT FOR SHARES.

     Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), Offeror will purchase, by accepting for payment, and will pay for, all Shares validly tendered prior to the Expiration Date (and not properly withdrawn) promptly after the Expiration Date. Subject to compliance with Rule 14e-1(c) under the Exchange Act, Offeror expressly reserves the right to delay payment for Shares in order to comply in whole or in part with any applicable law. See Sections 1 and 15. In all cases, payment for Shares accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (i) certificates for such Shares or timely confirmation (a 'Book-Entry Confirmation') of a book-entry transfer of such Shares into the Depositary's account at The Depository Trust Company ('DTC'), pursuant to the procedures set forth in Section 3, 'Procedure for Tendering Shares,' (ii) a properly completed and duly executed Letter of Transmittal (or manually signed facsimile thereof) with all required signature guarantees (unless, in the case of a book-entry transfer, an Agent's Message (as defined below) is utilized) and
(iii) any other documents required by the Letter of Transmittal.

     The term 'Agent's Message' means a message transmitted by DTC to, and received by, the Depositary and forming a part of a Book-Entry Confirmation, which states that DTC has received an express acknowledgment from the participant in DTC tendering the Shares that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that Offeror may enforce such agreement against the participant.

     For purposes of the Offer, Offeror will be deemed to have accepted for payment, and thereby purchased, Shares validly tendered and not withdrawn as, if and when Offeror gives oral or written notice to the Depositary of Offeror's acceptance of such Shares for payment. In all cases, payment for Shares purchased pursuant to the Offer will be made by deposit of the purchase price with the Depositary, which will act as agent for tendering stockholders for the purpose of receiving payment from Offeror and transmitting such payment to tendering stockholders. If, for any reason whatsoever, acceptance for payment of any Shares tendered pursuant to the Offer is delayed, or Offeror is unable to accept for payment Shares tendered pursuant to the Offer, then, without prejudice to Offeror's rights under Section 15, 'Certain Conditions to Offeror's Obligations,' the Depositary may, nevertheless, on behalf of Offeror, retain tendered Shares, and such Shares may not be withdrawn, except to the extent that the tendering stockholders are entitled to withdrawal rights as described in
Section 4, 'Withdrawal Rights,' and as otherwise required by Rule 14e-1(c) under the Exchange Act. Under no circumstances will interest be paid on the purchase price for Shares by Offeror by reason of any delay in making such payment.

     If any tendered Shares are not accepted for payment pursuant to the terms and conditions of the Offer for any reason, or if certificates are submitted for more Shares than are tendered, certificates for such unpurchased or untendered Shares will be returned, without expense to the tendering stockholder (or, in the case of Shares delivered by book-entry transfer to DTC, such Shares will be credited to an account maintained within DTC), as promptly as practicable after the expiration, termination or withdrawal of the Offer.

     If, prior to the Expiration Date, Offeror increases the consideration offered to stockholders pursuant to the Offer, such increased consideration will be paid to all stockholders whose Shares are purchased pursuant to the Offer.

     Offeror reserves the right to transfer or assign, in whole or from time to time in part, to Parent or to one or more direct or indirect subsidiaries of Parent, the right to purchase Shares tendered pursuant to the Offer, but any such transfer or assignment will not relieve Offeror of its obligations under the Offer and will in no way prejudice the rights of tendering stockholders to receive payment for Shares validly tendered and accepted for payment pursuant to the Offer.

3. PROCEDURE FOR TENDERING SHARES.

     Valid Tenders. For Shares to be validly tendered pursuant to the Offer, a properly completed and duly executed Letter of Transmittal (or facsimile thereof), with any required signature guarantees and any other required documents, or an Agent's Message in the case of a book-entry delivery, must be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase prior to the Expiration Date. In addition, either
(i) certificates representing such Shares must be received by the Depositary or such Shares must be tendered pursuant to the procedure for book-entry transfer set forth below, and a Book-Entry Confirmation must be received by the Depositary, in each case prior to the Expiration Date, or (ii) the tendering stockholder must comply with the guaranteed delivery procedure set forth below. No alternative, conditional or contingent tenders will be accepted. DELIVERY OF DOCUMENTS TO DTC DOES NOT CONSTITUTE DELIVERY TO THE DEPOSITARY.

     Book-Entry Transfer. The Depositary will make a request to establish an account with respect to the Shares at DTC for purposes of the Offer within two business days after the date of this Offer to Purchase. Any financial institution that is a participant in DTC's system may make book-entry delivery of Shares by causing DTC to transfer such Shares into the Depositary's account at DTC in accordance with DTC's procedures for transfer. Although delivery of Shares may be effected through book-entry at DTC, the Letter of Transmittal (or a manually signed facsimile thereof), properly completed and duly executed, with any required signature guarantees and any other required documents, or an Agent's Message in the case of a book-entry delivery, must, in any case, be transmitted to and received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase prior to the Expiration Date or the guaranteed delivery procedures described below must be complied with.

     Signature Guarantee. Signatures on the Letter of Transmittal need not be guaranteed by a member firm of a registered national securities exchange (registered under Section 6 of the Exchange Act), by a member firm of the National Association of Securities Dealers, Inc., by a commercial bank or trust company having an office or correspondent in the United States or by any other 'Eligible Guarantor Institution,' as defined in Rule 17Ad-15 under the Exchange Act (collectively, 'Eligible Institutions'), unless the Shares tendered thereby are tendered (i) by a registered holder of Shares who has completed either the box entitled 'Special Payment Instructions' or the box entitled 'Special Delivery Instructions' on the Letter of Transmittal or (ii) as noted in the following sentence. If the certificates evidencing Shares are registered in the name of a person or persons other than the signer of the Letter of Transmittal, or if payment is to be made, or certificates for unpurchased Shares are to be issued or returned, to a person other than the registered owner or owners, then the tendered certificates must be endorsed or accompanied by duly executed stock powers, in either case signed exactly as the name or names of the registered owner or owners appear on the certificates, with the signatures on the certificates or stock powers guaranteed by an Eligible Institution as provided in the Letter of Transmittal. See Instructions 1 and 5 to the Letter of Transmittal.

     Guaranteed Delivery. If a stockholder desires to tender Shares pursuant to the Offer and such stockholder's certificates for Shares are not immediately available or time will not permit all required documents to reach the Depositary prior to the Expiration Date or the procedure for book-entry transfer cannot be completed on a timely basis, such Shares may nevertheless be tendered if such tender complies with all of the following guaranteed delivery procedures:

          (i) the tender is made by or through an Eligible Institution;

          (ii) a properly completed and duly executed Notice of Guaranteed Delivery, substantially in the form provided by Offeror herewith, is received by the Depositary, as provided below, prior to the Expiration Date; and

          (iii) the certificates representing all tendered Shares, in proper form for transfer, or a Book-Entry Confirmation with respect to all Tendered Shares, together with a properly completed and duly executed Letter of Transmittal (or facsimile thereof), with any required signature guarantees and any other documents required by the Letter of Transmittal, are received by the Depositary within three New York Stock Exchange ('NYSE') trading days after the date of such Notice of Guaranteed Delivery. If certificates are forwarded separately to the Depositary, a properly completed and duly executed Letter of Transmittal (or a manually signed facsimile thereof) must accompany each such delivery.

     The Notice of Guaranteed Delivery may be delivered by hand or transmitted by telegram, facsimile transmission or mail to the Depositary and must include a guarantee by an Eligible Institution in the form set forth in the Notice of Guaranteed Delivery.

     THE METHOD OF DELIVERY OF CERTIFICATES REPRESENTING SHARES, THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS, INCLUDING DELIVERY THROUGH DTC, IS AT THE OPTION AND SOLE RISK OF THE TENDERING STOCKHOLDER AND THE DELIVERY WILL BE DEEMED MADE ONLY WHEN ACTUALLY RECEIVED BY THE DEPOSITARY. IF DELIVERY IS BY MAIL, REGISTERED MAIL WITH RETURN RECEIPT REQUESTED, PROPERLY INSURED, IS RECOMMENDED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ENSURE TIMELY DELIVERY.

     Notwithstanding any other provision hereof, payment for Shares accepted for payment pursuant to the Offer will in all cases be made only after timely receipt by the Depositary of (i) certificates for the Shares (or a Book-Entry Confirmation) and (ii) a properly completed and duly executed Letter of Transmittal (or a manually signed facsimile thereof) and any other documents required by the Letter of Transmittal (or, as applicable, an Agent's Message).

     BACKUP FEDERAL INCOME TAX WITHHOLDING. TO PREVENT FEDERAL INCOME TAX BACKUP WITHHOLDING WITH RESPECT TO PAYMENT OF THE PURCHASE PRICE OF SHARES PURCHASED PURSUANT TO THE OFFER, EACH STOCKHOLDER MUST PROVIDE THE DEPOSITARY WITH ITS CORRECT TAXPAYER IDENTIFICATION NUMBER AND CERTIFY THAT IT IS NOT SUBJECT TO BACKUP FEDERAL INCOME TAX WITHHOLDING BY COMPLETING THE SUBSTITUTE FORM W-9 INCLUDED IN THE LETTER OF TRANSMITTAL. SEE INSTRUCTION 10 SET FORTH IN THE LETTER OF TRANSMITTAL.

     Determinations of Validity. All questions as to the form of documents and the validity, eligibility (including time of receipt) and acceptance for payment of any tender of Shares will be determined by Offeror, in its sole discretion, and its determination will be final and binding on all parties. Offeror reserves the absolute right to reject any or all tenders of any Shares that are determined by it not to be in proper form or the acceptance of or payment for which may, in the opinion of Offeror, be unlawful. Offeror also reserves the absolute right to waive any of the conditions of the Offer (other than as prohibited by the Merger Agreement, as described in Section 1, 'Terms of the Offer') or any defect or irregularity in the tender of any Shares. Offeror's interpretation of the terms and conditions of the Offer (including the Letter of Transmittal and the Instructions to the Letter of Transmittal) will be final and binding on all parties. No tender of Shares will be deemed to have been validly made until all defects and irregularities have been cured or waived. None of Offeror, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification.

     Other Requirements. By executing the Letter of Transmittal as set forth above, a tendering stockholder irrevocably appoints designees of Offeror as the attorneys-in-fact and proxies of such stockholder, each with full power of substitution, to the full extent of such stockholder's rights with respect to the Shares tendered by such stockholder and accepted for payment by Offeror (and any and all other Shares or other securities issued or issuable in respect of such Shares on or after October 31, 1999), including, without limitation, the right to vote such Shares in such manner as such attorney and proxy or his substitute shall, in his sole discretion, deem proper. All such powers of attorney and proxies shall be considered coupled with an interest in the tendered Shares. Such appointment will be effective when, and only to the extent that, Offeror accepts such Shares for payment. Upon such acceptance for payment, all prior powers of attorney and proxies given by the stockholder with respect to such Shares will be revoked, without further action, and no subsequent powers of attorney and proxies may be given (and, if given, will be deemed ineffective). The designees of Offeror will, with respect to the Shares for which such appointment is effective, be empowered to exercise all voting and other rights of such stockholder as they in their sole judgment deem proper. Offeror reserves the right to require that, in order for Shares to be deemed validly tendered, immediately upon the acceptance for payment of such Shares, Offeror or its designees must be able to exercise full voting rights with respect to such Shares.

     The tender of Shares pursuant to any one of the procedures described above will constitute the tendering stockholder's acceptance of the terms and conditions of the Offer as well as the tendering stockholder's representation and warranty that (a) such stockholder has a net long position in the Shares being tendered within the meaning of Rule 14e-4 under the Exchange Act and
(b) the tender of such Shares complies with Rule 14e-4. It is a violation of Rule 14e-4 for a person, directly or indirectly, to tender Shares for such person's own account unless, at the time of tender, the person so tendering
(i) has a net long position equal to or greater than the amount of (x) Shares tendered or (y) other securities immediately convertible into or exchangeable or exercisable for the Shares tendered and such person will acquire such Shares for tender by conversion, exchange or exercise and (ii) will cause such

Shares to be delivered in accordance with the terms of the Offer. Rule 14e-4 provides a similar restriction applicable to the tender or guarantee of a tender on behalf of another person. Offeror's acceptance for payment of Shares tendered pursuant to the Offer will constitute a binding agreement between the tendering stockholder and Offeror upon the terms and subject to the conditions of the Offer.

4. WITHDRAWAL RIGHTS.

     Except as otherwise provided in this Section 4, tenders of Shares made pursuant to the Offer are irrevocable. Shares tendered pursuant to the Offer may be withdrawn at any time prior to the Expiration Date and, unless theretofore accepted for payment pursuant to the Offer, may also be withdrawn at any time after January 3, 2000. If purchase of or payment for Shares is delayed for any reason or if Offeror is unable to purchase or pay for Shares for any reason, then, without prejudice to Offeror's rights under the Offer, tendered Shares may be retained by the Depositary on behalf of Offeror and may not be withdrawn except to the extent that tendering stockholders are entitled to withdrawal rights as set forth in this Section 4, subject to Rule 14e-1(c) under the Exchange Act which provides that no person who makes a tender offer shall fail to pay the consideration offered or return the securities deposited by or on behalf of security holders promptly after the termination or withdrawal of the Offer.

     For a withdrawal to be effective, a written, telegraphic or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase. Any notice of withdrawal must specify the name of the person who tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name in which the certificates representing such Shares are registered, if different from that of the person who tendered the Shares. If certificates for Shares to be withdrawn have been delivered or otherwise identified to the Depositary, then, prior to the physical release of such certificates, the serial numbers shown on such certificates must be submitted to the Depositary and, unless such Shares have been tendered by an Eligible Institution, the signatures on the notice of withdrawal must be guaranteed by an Eligible Institution. If Shares have been tendered pursuant to the procedures for book-entry transfer set forth in
Section 3, 'Procedure for Tendering Shares,' any notice of withdrawal must also specify the name and number of the account at DTC to be credited with the withdrawn Shares.

     All questions as to the form and validity (including time of receipt) of notices of withdrawal will be determined by Offeror, in its sole discretion, and its determination will be final and binding on all parties. None of Offeror, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.

     Any Shares properly withdrawn will be deemed not validly tendered for purposes of the Offer, but may be returned at any subsequent time prior to the Expiration Date by following any of the procedures described in Section 3, 'Procedure for Tendering Shares.'

5. CERTAIN FEDERAL INCOME TAX CONSEQUENCES.

     The following is a summary of the principal federal income tax consequences of the Offer and the Merger to holders whose Shares are purchased pursuant to the Offer or whose Shares are converted to cash in the Merger (including pursuant to the exercise of appraisal rights). The discussion applies only to holders of Shares in whose hands Shares are capital assets, and may not apply to Shares received pursuant to the exercise of employee stock options or otherwise as compensation, or to holders of Shares who are in special tax situations (such as insurance companies, tax-exempt organizations or non-U.S. persons), or to persons holding Shares as part of a 'straddle,' 'hedge,' or 'conversion transaction.' This discussion does not address any aspect of state, local or foreign taxation.

     THE FEDERAL INCOME TAX CONSEQUENCES SET FORTH BELOW ARE INCLUDED FOR GENERAL INFORMATIONAL PURPOSES ONLY AND ARE BASED UPON CURRENT LAW. BECAUSE INDIVIDUAL CIRCUMSTANCES MAY DIFFER, EACH HOLDER OF SHARES SHOULD CONSULT SUCH HOLDER'S OWN TAX ADVISOR TO DETERMINE THE APPLICABILITY OF THE RULES

DISCUSSED BELOW TO SUCH STOCKHOLDER AND THE PARTICULAR TAX EFFECTS OF THE OFFER AND THE MERGER, INCLUDING THE APPLICATION AND EFFECT OF STATE, LOCAL AND OTHER TAX LAWS.

     The receipt of cash for Shares pursuant to the Offer or the Merger (including pursuant to the exercise of appraisal rights) will be a taxable transaction for federal income tax purposes (and also may be a taxable transaction under applicable state, local and other income tax laws). In general, for federal income tax purposes, a holder of Shares will recognize gain or loss equal to the difference between the holder's adjusted tax basis in the Shares sold pursuant to the Offer or converted to cash in the Merger and the amount of cash received therefor. Gain or loss must be determined separately for each block of Shares (i.e., Shares acquired at the same cost in a single transaction) sold pursuant to the Offer or converted to cash in the Merger. Such gain or loss will be capital gain or loss (other than, with respect to the exercise of appraisal rights, amounts, if any, which are or are deemed to be interest for federal income tax purposes, which amounts will be taxed as ordinary income) and will be (i) long-term gain or loss if, on the date of sale (or, if applicable, the date of the Merger), the Shares were held for more than one year. In the case of an individual, net long-term capital gain may be subject to a reduced rate of tax and net capital losses may be subject to limits on deductibility.

     Payments in connection with the Offer or the Merger may be subject to 'backup withholding' at a 31% rate. Backup withholding generally applies if the stockholder (a) fails to furnish its social security number or other taxpayer identification number ('TIN'), (b) furnishes an incorrect TIN, (c) fails properly to include a reportable interest or dividend payment on its federal income tax return or (d) under certain circumstances, fails to provide a certified statement, signed under penalties of perjury, that the TIN provided is its correct number and that it is not subject to backup withholding. Backup withholding is not an additional tax but merely an advance payment, which may be refunded to the extent it results in an overpayment of tax. Certain persons generally are entitled to exemption from backup withholding, including corporations and financial institutions. Certain penalties apply for failure to furnish correct information and for failure to include reportable payments in income. Each stockholder should consult with his own tax advisor as to his qualification for exemption from backup withholding and the procedure for obtaining such exemption. Tendering stockholders may be able to prevent backup withholding by completing the Substitute Form W-9 included in the appropriate Letter of Transmittal.

6. PRICE RANGE OF SHARES; DIVIDENDS ON THE SHARES.

     According to the Company's Annual Report on Form 10-K for the fiscal year ended September 30, 1998 (the 'Company 10-K'), the Shares trade on the NYSE under the symbol 'TSX.' The Company completed its initial public offering in May 1998 (the third quarter of its fiscal year 1998).

     According to the Company 10-K, it is the Company's policy not to pay dividends but, instead, to retain earnings to support the growth of its operations and to reduce its outstanding debt, and the Company's credit agreement limits the Company's ability to pay dividends in any fiscal year. Pursuant to the Merger Agreement, the Company has agreed not to declare, set aside for payment or pay any dividends or other distributions with respect to the Shares prior to consummation of the Merger (except the declaration and payment of dividends by a wholly owned subsidiary of the Company to its parent). The following table sets forth the high and low sales prices per Share on the NYSE for the periods indicated, as reported in published financial sources.

                                                     HIGH      LOW
                                                     ----      ---
Year Ended September 30, 1998:
     Third Quarter................................  $17.31    $14.00
     Fourth Quarter...............................   16.31      6.00
Year Ended September 30, 1999:
     First Quarter................................   11.13      5.13
     Second Quarter...............................    9.75      5.88
     Third Quarter................................   10.63      6.88
     Fourth Quarter...............................    9.06      5.13
Year Ending September 30, 2000:
     First Quarter (through November 4, 1999).....    9.25      5.25
                                                    ------    ------

     The closing sale price per Share on the NYSE on October 29, 1999, the last full day of trading prior to the public announcement of Offeror's intention to make the Offer, was $6.63. The closing sale price per Share on the NYSE on November 4, 1999, the last full day of trading prior to the commencement of the Offer, was $9.00. Stockholders are urged to obtain current market quotations for the Shares and to review all information received by them from the Company, including the materials referred to in Section 8, 'Certain Information Concerning the Company.'

7. EFFECT OF OFFER ON NEW YORK STOCK EXCHANGE LISTING, MARKET FOR SHARES AND SEC REGISTRATION.

     The purchase of the Shares by Offeror pursuant to the Offer will reduce the number of Shares that might otherwise trade publicly and may reduce the number of holders of Shares, which could adversely affect the liquidity and market value of the remaining Shares, if any, held by stockholders other than Offeror.

     The Shares are currently listed and traded on the NYSE, which constitutes the principal trading market for the Shares. Depending upon the number of Shares purchased pursuant to the Offer, the Shares may no longer meet the requirements of the NYSE for continued listing and may, therefore, be delisted from such exchange. According to the NYSE's published guidelines, the NYSE will consider delisting shares if, among other things, the number of publicly held shares (excluding shares held by officers, directors, their immediate families and other concentrated holdings of 10% or more) is less than 600,000 (subject to proportionate reduction if the unit of trading is less than 100 shares) or there are fewer than 400 stockholders (or, if the average trading volume for the most recent 12 months is less than 100,000 shares, fewer than 1,200 stockholders). The Company 10-K states that, as of December 10, 1998, the Company had approximately 470 holders of record of Shares, and the Company represented in the Merger Agreement that, as of the date thereof, 17,277,054 Shares were outstanding. If, as a result of the purchase of Shares pursuant to the Offer, the Shares no longer meet the requirements of the NYSE for continued listing and the listing of Shares is discontinued, the market for the Shares could be adversely affected.

     If the NYSE was to delist the Shares, it is possible that the Shares would trade on another securities exchange or in the over-the-counter market and that price quotations for the Shares would be reported by such exchange or through the National Association of Securities Dealers Automated Quotation National Market System or other sources. The extent of a public market for the Shares and availability of such quotations would, however, depend upon such factors as the number of holders and/or the aggregate market value of the publicly held Shares at such time, the interest in maintaining a market in the Shares on the part of securities firms, the possible termination of registration of the Shares under the Exchange Act and other factors.

     The Shares are currently registered under the Exchange Act. Such registration may be terminated upon application by the Company to the Commission if there are fewer than 300 record holders of Shares. If such registration was terminated, the Company would no longer legally be required to disclose publicly in proxy materials distributed to stockholders the information which it now must provide under the Exchange Act or to make public disclosure of financial and other information in annual, quarterly and other reports required to be filed with the Commission under the Exchange Act; the officers, directors and 10% stockholders of the Company would no longer be subject to the 'short-swing' insider trading reporting and profit recovery provisions of the Exchange Act or the proxy statement requirements of the Exchange Act in connection with stockholders' meetings; and the Shares would no longer be eligible for NYSE reporting or for continued inclusion on the Federal Reserve Board's 'margin list.' Furthermore, if such registration was terminated, persons holding 'restricted securities' of the Company may be deprived of their ability to dispose of such securities under Rule 144 promulgated under the Securities Act of 1933, as amended (the 'Securities Act').

     Offeror intends to seek delisting of the Shares from the NYSE and to cause the Company to apply for termination of registration of the Shares under the Exchange Act as soon after the completion of the Offer as the requirements for such delisting and termination are met. If registration of the Shares is not terminated prior to the Merger, then the Shares will cease to be reported on the NYSE and the registration of the Shares under the Exchange Act will be terminated following the consummation of the Merger.

8. CERTAIN INFORMATION CONCERNING THE COMPANY.

     Except as specifically set forth herein, the information concerning the Company contained in this Offer to Purchase has been taken from or is based upon publicly available documents and records on file with the Commission and other public sources. Neither Parent nor Offeror has any knowledge that would indicate that any statements contained herein based on such documents and records are untrue. However, neither Parent nor Offeror assumes any responsibility for the accuracy or completeness of the information concerning the Company, whether furnished by the Company or contained in such documents and records, or for any failure by the Company to disclose events which may have occurred or which may affect the significance or accuracy of any such information but which are unknown to Offeror.

     The Company is a Delaware corporation with its principal executive offices located at 2527 Willowbrook Road, Suite 200, Dallas, Texas 75220-4420. According to the Company 10-K, the Company is both (i) a leading distributor of aerospace fasteners, fastening systems and related hardware and (ii) a leading provider of customized inventory management services to original equipment manufacturers of aircraft and aircraft components, to commercial airlines, and to aircraft maintenance, repair and overhaul facilities, based on annual sales by the Company and its competitors in the aerospace hardware industry.

     Set forth below is certain summary consolidated financial information with respect to the Company and its subsidiaries excerpted or derived from the consolidated financial statements presented in the Company 10-K. More comprehensive financial information is included in that report and in other documents filed by the Company with the Commission (which may be inspected or obtained in the manner set forth below), and the following summary is qualified in its entirety by reference to those materials and all of the financial information and notes contained therein or incorporated therein by reference.

                             TRISTAR AEROSPACE CO.
                  SELECTED CONSOLIDATED FINANCIAL INFORMATION
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                           YEAR ENDED SEPTEMBER 30,
                                                         -----------------------------
                                                           1998       1997      1996
                                                           ----       ----      ----
CONSOLIDATED STATEMENT OF OPERATIONS DATA:
Revenues...............................................  $185,945   $140,719   $ 3,555
Gross profit...........................................    59,573     44,326     1,113
Selling, general and administrative expenses...........    27,944     21,048       463
Compensation expense of stock options..................     1,486       --        --
Operating income.......................................    30,143     23,278       650
Interest expense and other income......................     5,311      5,116       184
Provision for income taxes.............................     9,048      6,559       177
Net income.............................................    15,783     11,603       289
Earnings per share:
     Basic.............................................  $   0.94   $   0.73   $  0.02
     Diluted...........................................      0.88       0.70      0.02
Weighted average shares Outstanding:
     Basic.............................................    16,741     15,897    15,118
     Diluted...........................................    18,011     16,509    15,118

                                                               AT SEPTEMBER 30,
                                                         -----------------------------
                                                           1998       1997      1996
                                                           ----       ----      ----
CONSOLIDATED BALANCE SHEET DATA:
Current assets.........................................  $141,915   $ 99,680   $86,611
Total assets...........................................   155,758    110,235    97,216
Current liabilities....................................    27,219     28,076    22,308
Long-term debt, less current maturities................    75,000     49,000    55,500
Stockholders' equity...................................    53,539     33,159    19,408

     Results for Fiscal Year 1999; Forecasts for Fiscal Years 2000 and 2001. On November 4, 1999, the Company released its unaudited results for fiscal year 1999. Also, during the course of discussions between Parent and the Company that led to the execution of the Merger Agreement (see Section 11, 'Background of Offer'), the Company provided Parent with certain information relating to the Company which may not be publicly available. The information most recently provided to Parent included the Company's financial forecasts for fiscal years 2000 and 2001. The forecasts were developed by the Company's senior management based on their assumptions for macroeconomic conditions, industry conditions, revenues, gross profits and operating expenses. That information is summarized below (the following information has been excerpted from the materials presented to Parent and does not reflect consummation of the Offer or the Merger):

                             TRISTAR AEROSPACE CO.
              UNAUDITED FINANCIAL INFORMATION FOR FISCAL YEAR 1999
      AND FORECASTED FINANCIAL INFORMATION FOR FISCAL YEARS 2000 AND 2001
                                 (IN THOUSANDS)

                                                           YEAR ENDED SEPTEMBER 30,
                                                        ------------------------------
                                                          2001       2000       1999
                                                          ----       ----       ----
CONSOLIDATED STATEMENT OF OPERATIONS DATA:
Revenues..............................................  $231,260   $219,837   $207,442
Gross profit..........................................    67,065     65,346     65,568
Selling, general and administrative expenses..........    37,154     36,921     32,592
Operating income......................................    29,911     28,425     32,976
Interest expense and other income.....................     7,168      8,457      7,543
Provision for income taxes............................     8,870      7,787      9,846
Net income............................................    13,873     12,180     15,587

     The Company has advised Parent as follows: The foregoing forecasts for fiscal years 2000 and 2001 contain 'forward-looking statements' within the meaning of Section 21E of the Exchange Act.

Forward-looking statements also include any assumptions relating to the foregoing. Certain important factors which may cause actual results to vary materially from such forward-looking statements appear under the heading 'Risk Factors' in the Company 10-K. A copy of that report may be obtained at the offices of the Commission in the same manner as set forth below under 'Available Information.' All subsequent written or oral forward-looking statements attributable to the Company or persons acting on its behalf are expressly qualified by those factors.

     The Company has informed Parent that the Company does not as a matter of course make public any forecasts or projections as to future performance or earnings; the forecasts set forth above are included in this Offer to Purchase only because the information was made available to Parent by the Company. The Company has informed Parent that the forecasts were prepared for internal use and were not prepared with a view to public disclosure or compliance with the published guidelines of the Commission or the guidelines established by the American Institute of Certified Public Accountants regarding projections or forecasts. The Company has also informed Parent that the forecasts were prepared using accounting policies consistent with the Company's actual results for fiscal 1999 and that a summary of those accounting policies is located in the Company 10-K. There will usually be differences between the forecasted and actual results, because events and circumstances frequently do not occur as expected, and those differences may be material. The Company has informed Parent that the forecasts were based on assumptions showing a reduction in the revenue growth rate and gross profit margin for the years 2000 and 2001, that such reduction is due to an expected slowdown in the aircraft production rate of the commercial transport sector which would result in lower demand for aerospace hardware, and that the impact of the expected commercial transport production decline could be more or less significant than management anticipates as a result of numerous economic and market factors beyond the Company's control. Forecasted information of this type is based on estimates and assumptions that are inherently subject to significant economic and competitive uncertainties and contingencies, all of which are difficult to predict and many of which are beyond the control of the Company, Offeror or Parent or their respective advisors. Many of the assumptions upon which the forecasts were based, none of which were approved by Parent or Offeror, are dependent upon economic forecasting (both general and specific to the Company's businesses), which is inherently uncertain and subjective. The inclusion of the foregoing forecasts should not be regarded as an indication that the Company, Offeror, Parent or any other person who received such information considers it an accurate prediction of future events, and neither Offeror nor Parent has relied on them as such. None of the Company, Offeror or Parent or their advisors assumes any responsibility for the accuracy or validity of any of the forecasts.

     Available Information. The Company is subject to the information and reporting requirements of the Exchange Act and, in accordance therewith, is obligated to file reports and other information with the Commission relating to its business, financial condition, and other matters. Information as of particular dates concerning the Company's directors and officers, their remuneration, stock options granted to them, the principal holders of the Company's securities, any material interests of such persons in transactions with the Company, and other matters is required to be disclosed in proxy statements distributed to the Company's stockholders and filed with the Commission. Such reports, proxy statements, and other information should be available for inspection at the Commission's Public Reference Room, Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and copies should be obtainable upon payment of the Commission's customary charges by writing to the Commission's principal office at 450 Fifth Street, N.W., Washington, D.C. 20549. Such material should also be available for inspection and copying at the regional offices of the Commission located at Seven World Trade Center, 13th Floor, New York, New York, 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. The Commission also maintains a World Wide Web site on the Internet at http://www.sec.gov that contains reports, proxy statements and other information regarding registrants that file electronically with the Commission.

9. CERTAIN INFORMATION CONCERNING OFFEROR AND PARENT.

Information Concerning Offeror

     Offeror, a Delaware corporation, was recently incorporated for the purpose of making the Offer and consummating the Merger. All of the outstanding capital stock of Offeror is owned by Parent. Until immediately prior to the time it purchases Shares pursuant to the Offer, it is not anticipated that Offeror will have any significant assets or liabilities or engage in activities other than those incidental to its formation and capitalization and the transactions contemplated by the Offer and the Merger. Since Offeror is newly formed and has minimal assets and capitalization, no meaningful financial information is available for it. Offeror is not subject to the informational filing requirements of the Exchange Act.

     The principal executive offices of Offeror are located at 101 Columbia Road, Morris Township, New Jersey 07962, telephone 973-455-2000. The name, business address, past and present principal occupations and citizenship of each of the directors and executive officers of Offeror are set forth in Annex I to this Offer to Purchase.

Information Concerning Parent

     Parent, a Delaware corporation, is a leading advanced technology and manufacturing company serving customers worldwide with aerospace products and services, automotive products, chemicals, fibers, plastics and advanced materials. Parent operates through eleven strategic business units that offer products and services which are sold principally for use in the following applications: commercial and military aviation, defense, space, automotive and heavy vehicles, electronics, carpeting, refrigeration, construction, computers, utilities, pharmaceutical and agriculture.

     Parent's strategic business units have been aggregated into five reportable segments. A description of Parent's five reportable segments follows:

          (i) Aerospace Systems. Parent's Aerospace Systems segment accounted for approximately 32% of Parent's 1998 total sales. This segment provides sales and service for a wide range of aerospace products for both original equipment manufacturers and aftermarket customers, including:

             (a) systems and components for commercial, military, regional and general aviation aircraft, including environmental control systems, aircraft wheels and brakes, power generation systems and engine controls;

             (b) advanced electronics, avionics and lighting for military aircraft, defense and space stations, large and regional air transport, business and general aviation, including communications, navigation, flight control and management, weather radar systems, microwave landing and electronic systems, flight guidance and control systems, sensors and components, automatic test systems, cockpit display systems and internal and external aircraft lighting;

             (c) maintenance, repair and overhaul services and spares and hardware sales to support aerospace aftermarket customers; and

             (d) management and technical services for the government.

          (ii) Specialty Chemicals & Electronic Solutions. Parent's Specialty Chemicals & Electronic Solutions segment accounted for approximately 15% of Parent's 1998 total sales. This segment manufactures engineered materials used in numerous applications and technologically advanced materials used in the manufacturing of electronics and semiconductors. The Specialty Chemicals & Electronic Solutions segment's products include:

             (a) specialty and fine chemical products, including hydrofluoric acid, polyethylene and petroleum-based specialty waxes and wax blends, environmentally safer fluorocarbons, pharmaceutical bulk active and advanced intermediate chemicals and process technology, for use in a diverse range of applications, including pharmaceutical, polymer, crop protection, petroleum, personal care products, security coding, semiconductor, air conditioning and refrigeration, medical, coatings, textile, electronics and nuclear; and

             (b) materials and solutions for the global electronics market, including printed circuit boards, interconnect materials and solutions for semiconductor wafer manufacturing, electron beam curing equipment and amorphous metals.

          (iii) Turbine Technologies. Parent's Turbine Technologies segment accounted for approximately 24% of Parent's 1998 total sales. This segment provides products based on technologically advanced turbine applications. Turbine Technologies' products include:

             (a) auxiliary power units for commercial and regional airlines and business and military aircraft;

             (b) turbofan, turboshaft and turboprop propulsion engines for business aviation, regional airlines, military aircraft and marine and industrial markets; and

             (c) turbochargers, charged air coolers, radiators and complete cooling modules for passenger cars, racecars, trucks, buses, agricultural equipment, diesel locomotives and marine, mining, construction, military, aviation, and power generation applications.

          (iv) Performance Polymers. Parent's Performance Polymers segment accounted for approximately 13% of Parent's 1998 total sales. This segment manufactures high performance fibers, specialty films, plastics and intermediate chemicals such as caprolactam, the base chemical used to make nylon. These products have broad applications in industries such as commercial and residential carpeting, autos and auto components, food and pharmaceutical packaging, specialty chemicals and electronics.

          (v) Transportation Products. Parent's Transportation Products segment accounted for approximately 16% of Parent's 1998 total sales. This segment provides parts, supplies and systems for vehicles to both original equipment manufacturers and aftermarket customers. Transportation Products manufactures and distributes:

             (a) well-recognized consumer-branded automotive products for aftermarket customers, as well as to automotive original equipment manufacturers and installers, such as oil and air filters (FRAM'r'), spark plugs (Autolite'r') and car care products including antifreeze, windshield washer fluids and waxes, washes and specialty cleaners (for example, Prestone'r' and Simoniz'r');

             (b) brake friction materials, including disc brake pads and drum brake linings, and aftermarket brake hard parts, used for a broad range of car, truck, railway and aerospace applications worldwide; and

             (c) air brake and filtration systems and components for heavy-duty trucks, tractors, trailers, buses and other commercial vehicles sold through a joint venture owned 65% by Parent and 35% by Knorr-Bremse AG of Germany.

     The principal executive offices of Parent are located at 101 Columbia Road, Morris Township, New Jersey 07692, telephone 973-455-2000. The name, business address, past and present principal occupations and citizenship of each of the directors and executive officers of Parent are set forth in Annex I to this Offer to Purchase.

     Parent is subject to the informational filing requirements of the Exchange Act. Reports filed by Parent with the Commission may be inspected and copies obtained at the offices of the Commission in the same manner as set forth with respect to the Company in Section 8, 'Certain Information Concerning the
Company -- Available Information.' In addition, stockholders of the Company may also obtain copies of Parent's 1998 Annual Report by contacting the Office of the Secretary of Parent at Parent's principal executive offices set forth above.

Information Concerning Merger of Parent and Honeywell

     On June 7, 1999, Parent and Honeywell Inc. ('Honeywell') announced that they had entered into a merger agreement providing for the combination of the two companies. Under that agreement, Parent will be renamed Honeywell International Inc. ('Honeywell International') at the effective time of the combination. When the combination is completed, Honeywell stockholders will be entitled to receive 1.875 shares of Honeywell International common stock for each share of Honeywell common stock plus cash in lieu of any fractional shares. Blossom Acquisition Corp., a wholly owned subsidiary of Parent, will merge with and into Honeywell at the effective time of the combination, and Honeywell will become a wholly owned subsidiary of Honeywell International. The headquarters of Honeywell International will remain in Morris Township, New Jersey at the current location of Parent's headquarters.

     The combination with Honeywell is subject to approval by both Parent and Honeywell stockholders and by European Commission and U.S. antitrust regulators, as well as to other customary conditions. The stockholders of Parent and Honeywell voted to approve the combination at special meetings held on September 1, 1999. In addition, Parent expects that the U.S. Department of Justice will not challenge the proposed combination, subject to final entry of a consent decree requiring the divestiture of portions of Parent's and Honeywell's avionics businesses accounting for approximately $250 million in revenues in 1998. Parent expects that the combination will be completed by the end of 1999.

     Honeywell was founded in 1885 with the invention of the automatic thermostat control for home heating and has evolved into what is today one of the leading technology and controls companies in the world, serving customers in homes and commercial buildings, in industry, and in space and aviation. Honeywell has three businesses, all with a focus on controls:

          (i) Home and Building Control. Honeywell's Home and Building Control business is a global provider of comfortable, healthy, safe and energy-efficient indoor environments, offering more than 3,500 products to both the consumer and the building industry. The Home and Building Control business provides products, services and solutions to create efficient, safe, comfortable indoor environments, offering controls for heating, ventilating, humidification and air-conditioning equipment; security and fire alarm systems; home automation systems; energy-efficient lighting controls; and building management systems and services. This business accounted for approximately 41% of Honeywell's 1998 total sales.

          (ii) Industrial Control. Honeywell is a worldwide provider of automation solutions from sensors to integrated systems, serving industries such as hydrocarbon processing, chemicals, and pulp and paper. The Industrial Control business provides one-stop, integrated automation solutions, including systems, products and services for process industries such as hydrocarbon processing, chemicals, and pulp and paper, and manufactures switches and sensors for use in vehicles, consumer products, data communication and industrial process applications and systems, as well as smart position-sensing devices and systems used in factories and package distribution systems. The Industrial Control business accounted for approximately 30% of Honeywell's 1998 total sales.

          (iii) Space and Aviation Control. Honeywell is a supplier of avionics systems and products for the commercial, military and space markets with customers ranging from aircraft manufacturers and business aircraft operators to prime space contractors and the U.S. government. Honeywell's systems are on board virtually every commercial aircraft produced in the Western world and every manned flight launched in the United States. This business accounted for approximately 28% of Honeywell's 1998 total sales.

     The foregoing description of Honeywell was obtained from Honeywell's filings with the Commission and other public sources, and neither Parent nor Offeror assumes any responsibility for the accuracy or completeness of the description. For more information about the proposed combination with Honeywell, you may refer to the joint proxy statement/prospectus filed by Parent and Honeywell with the SEC and dated July 23, 1999 (Registration No. 333-82049) (the 'Joint Prospectus'). Copies of that filing, as well as other filings by Honeywell with the Commission, may be inspected and copies obtained at the offices of the Commission in the same manner as set forth with respect to the Company in Section 8, 'Certain Information Concerning the Company -- Available Information.'

Financial Information Concerning Parent
     Set forth below is a summary of certain consolidated financial data concerning Parent excerpted or derived from the consolidated financial statements presented in the Parent's Annual Reports on Form 10-K for the fiscal years ended December 31, 1998 and 1997, Parent's Quarterly Report on Form 10-Q for the second quarter ended June 30, 1999, Parent's Quarterly Report on Form 10-Q for the second quarter ended June 30, 1998, and Parent's Quarterly Report on Form 10-Q for the second quarter ended June 30, 1997, all of which are incorporated herein by this reference. Copies of those reports may be obtained at the offices of the Commission in the same manner as set forth with respect to the Company in Section 8, 'Certain Information Concerning the
Company -- Available Information.'

                               ALLIEDSIGNAL INC.
                  SELECTED CONSOLIDATED FINANCIAL INFORMATION
                    (IN MILLIONS, EXCEPT PER SHARE AMOUNTS)

                                       SIX MONTHS ENDED JUNE 30,            YEAR ENDED DECEMBER 31,
                                      ---------------------------       ------------------------------
                                       1999*     1998*     1997*          1998       1997       1996
                                       -----     -----     -----          ----       ----       ----

CONSOLIDATED STATEMENT OF
INCOME DATA:
Net sales...........................  $ 7,414   $ 7,515   $ 6,905       $15,128    $14,472    $13,971
Net income..........................      735       650       564         1,331      1,170      1,020
Earnings per share:
     Basic..........................  $  1.33   $  1.15   $  1.00       $  2.37    $  2.07    $  1.80
     Assuming dilution..............     1.30      1.13   $  0.97          2.32       2.02       1.76

                                              AT JUNE 30,                     AT DECEMBER 31,
                                      ---------------------------       ---------------------------
                                       1999*     1998*     1997*         1998      1997      1996
                                       -----     -----     -----         ----      ----      ----
CONSOLIDATED BALANCE SHEET DATA:
Net working capital.................  $ 1,291   $ 1,394   $ 2,044       $   408   $ 1,137   $ 2,143
Total assets........................   14,089    13,897    12,912        15,560    13,707    12,829
Long-term debt......................    1,453     1,638     1,263         1,476     1,215     1,317
Shareowner's equity.................    5,026     4,823     4,352         5,297     4,386     4,180

------------

* Unaudited.

10. SOURCE AND AMOUNT OF FUNDS.

     If all Shares (including Shares covered by vested options (other than out-of-the-money Options) outstanding at October 31, 1999) are tendered to and purchased by Offeror, the aggregate purchase price, together with Parent's estimated related fees and expenses, will be approximately $189 million. Offeror intends to obtain all of such funds from Parent which in turn would obtain such funds from Parent's working capital. Although Parent has sufficient working capital to consummate the Offer, Parent contemplates augmenting its working capital in the near future through the issuance of commercial paper in the public markets at prevailing market terms. Except for the issuance of commercial paper, no funds are expected to be, directly or indirectly, borrowed from any third party for the purpose of the Offer. The Offer is not conditioned on Offeror or Parent obtaining any financing.

11. BACKGROUND OF THE OFFER.

     Parent's management continually reviews the results of operations of participants in the aerospace industry. The Company engages in lines of business complementary to those of Parent's Hardware Product Group, a global distributor of aerospace consumable hardware and an operating unit within Parent's Aerospace Services strategic business unit ('Aerospace Services'). Accordingly, Parent is familiar with the business activities of the Company.

     At the request of Parent, on March 31 and April 1, 1999, P. Quentin Bourjeaurd, Chairman, President and Chief Executive Officer of the Company, met with Thomas Schmidt, former Vice President and General Manager, Hardware Product Group, and Ricardo Navarro, Director, Corporate Development, of Parent, in Dallas, Texas. They were joined by James Taiclet, President, Aerospace Services, on April 1, 1999. The parties discussed the Company's willingness to explore possible strategic alternatives involving Parent, including a possible acquisition of the Company. The parties concluded the meeting by determining that they should pursue further discussions.

     On April 5, 1999, Parent and the Company executed a Confidentiality Agreement, which required each party and its representatives to maintain the confidentiality of certain information provided to them by or on behalf of the other party, and which also included customary standstill provisions entered into by Parent with respect to the Company.

     On May 5, 1999, representatives of Parent, including Mr. Taiclet and James Gelly, currently Vice President and Treasurer of Parent, telephoned
Mr. Bourjeaurd to express Parent's continued willingness to explore Parent's possible acquisition of the Company. Messrs. Taiclet and Gelly requested that the

Company provide Parent with preliminary information regarding the Company's business and operations and stated that Parent would review that information and contact the Company regarding its willingness to make a proposal.
Mr. Bourjeaurd agreed to Parent's request to conduct due diligence. On May 12, 1999, Goldman, Sachs & Co., the Company's financial advisor, forwarded preliminary materials regarding the Company to Parent for its review.

     In early June 1999, Mr. Taiclet called Mr. Bourjeaurd and requested permission for Parent to conduct further due diligence on the Company. In response to Mr. Taiclet's request, on June 17 and 18, 1999, representatives of Parent met with representatives of the Company in Dallas to conduct both an on-site and off-site review of the Company's business and operations. During the course of such review, the Company provided Parent with financial forecasts for the remainder of fiscal year 1999 as well as fiscal years 2000 and 2001.

     On June 23, 1999, Mr. Taiclet and Mr. Bourjeaurd met in Phoenix, Arizona. At that meeting, Mr. Taiclet indicated that, based upon Parent's due diligence to date, and subject to further due diligence, Parent would be willing to consider a possible acquisition of the Company at a price around $10 per Share. Mr. Bourjeaurd stated that the Company was unwilling to pursue further discussions on that basis. Promptly thereafter, the Company requested that Parent return or destroy all due diligence materials previously furnished to Parent.

     In mid-September 1999, Robert D. Johnson, President and Chief Executive Officer of AlliedSignal Aerospace, spoke with Brian Barents, an outside director of the Company, and indicated that Parent might be willing to renew discussions. Mr. Bourjeaurd called Mr. Taiclet on September 21, 1999, and inquired as to whether Parent was interested in resuming discussions concerning a possible business combination between the Company and Parent. Mr. Taiclet indicated that he was willing to meet with Mr. Bourjeaurd to discuss Parent's interest in pursuing an acquisition of the Company. Accordingly, on October 1, 1999, Mr. Taiclet met with Mr. Bourjeaurd in Dallas. During that meeting, Mr. Taiclet expressed Parent's willingness to consider a possible acquisition of the Company at a price of $8.50 to $11 per Share, subject to Parent's completion of its due diligence review, including a review of the Company's revised financial forecasts.

     On October 12, 1999, Mr. Bourjeaurd and Douglas Childress, Chief Financial Officer of the Company, together with representatives of Goldman, Sachs & Co., met in Phoenix with Jeffrey Reichard, Vice President and General Manager, Hardware Product Group, and other representatives of Parent. The Company reviewed with Parent its estimated financial results for fiscal year 1999 and revised financial forecasts for fiscal years 2000 and 2001. Also at that meeting, Parent provided the Company with additional due diligence requests.
Mr. Bourjeaurd requested that Parent express a more specific price range for the Company's Shares prior to the Company permitting Parent to complete its due diligence review. In a series of telephone calls on October 19, 1999, Mr. Taiclet advised Mr. Bourjeaurd that Parent was interested in acquiring the Company at a price range of $8.50 to $9.50 per Share, subject to its satisfactory completion of its remaining due diligence. Mr. Bourjeaurd agreed to permit Parent to proceed with its due diligence review.

     From October 26 through October 29, 1999, Parent continued its due diligence review of the Company, and at Parent's request the Company provided Parent with updated financial forecasts for fiscal years 2000 and 2001, as well as a copy of its unaudited results for fiscal year 1999. Also during that period, representatives of Parent and the Company met in person in Dallas and engaged in telephonic discussions to negotiate the terms of the Merger Agreement and the Shareholders Agreement and, at the request of Parent, an amendment to Mr. Bourjeaurd's employment agreement (the 'Employment Agreement Amendment').

     In the late afternoon of Friday, October 29, 1999, representatives of Parent conveyed to Mr. Bourjeaurd a proposal of $9.50 per Share, subject to completion of remaining due diligence, which Parent expected to complete by October 31. On the afternoon of Sunday, October 31, 1999, Parent completed its due diligence review of the Company, and Mr. Taiclet and Martin Cohen (Vice President, Corporate Development, of Parent) called Mr. Bourjeaurd and stated that Parent was willing to acquire the Company at a price of $9.50 per Share in cash, subject to the satisfactory completion of definitive documentation. Representatives of Parent and the Company thereafter concluded their negotiations of such definitive documentation.

     The Merger Agreement, the Shareholders Agreement and the Employment Agreement Amendment were executed and delivered in the evening of October 31, 1999. On the morning of November 1, 1999, the Company and Parent announced in a press release the execution of the Merger Agreement.

12. PURPOSE OF THE OFFER; THE MERGER; PLANS FOR THE COMPANY.

     Purpose. The purpose of the Offer and the Merger is for Offeror to acquire control of, and the entire equity interest in, the Company. The purpose of the Merger is for Offeror to acquire all Shares not purchased pursuant to the Offer. Upon consummation of the Merger, the Company will become a wholly owned subsidiary of Offeror. The Offer is being made pursuant to the Merger Agreement.

     Approval. Under the Delaware General Corporation Law, as amended (the 'DGCL'), the approval of the Board of Directors of the Company and the affirmative vote of the holders of a majority of the outstanding Shares may be required to approve and adopt the Merger Agreement and the transactions contemplated thereby, including the Merger. The Board of Directors of the Company has unanimously approved and adopted the Merger Agreement and the transactions contemplated thereby, and, unless the Merger is consummated pursuant to the short-form merger provisions under the DGCL described below, the only remaining required corporate action of the Company is the approval and adoption of the Merger Agreement and the transactions contemplated thereby by the affirmative vote of the holders of a majority of the Shares. Accordingly, if the Minimum Condition is satisfied, Offeror will have sufficient voting power to cause the approval and adoption of the Merger Agreement and the transactions contemplated thereby without the affirmative vote of any other stockholders.

     Stockholder Meetings. In the Merger Agreement, the Company has agreed, if a stockholder vote is required, to take all action necessary in accordance with the DGCL and its Certificate of Incorporation and By-laws to convene a meeting of its stockholders as promptly as practicable following consummation of the Offer for the purpose of considering and voting on the Merger. The Company, acting through its Board of Directors, has further agreed that if a stockholders' meeting is convened, the Board of Directors shall recommend that stockholders of the Company vote to approve the Merger, but that such recommendation may be withdrawn, modified or amended to the extent that the Board of Directors concludes, in good faith after consultation with its outside financial advisor, upon advice of outside legal counsel, that it is inconsistent with its fiduciary duties under applicable law not to do so. In the event that proxies are to be solicited from the Company's stockholders, the Company shall, if and to the extent requested by Offeror, use its reasonable efforts to solicit from stockholders of the Company proxies in favor of the Merger and shall take all other reasonable action necessary or, in the opinion of Offeror, helpful to secure a vote or consent of stockholders in favor of the Merger. At any such meeting, all of the Shares then owned by Offeror and by any of its subsidiaries, and all Shares for which the Company has received proxies to vote, will be voted in favor of the Merger. The Company has also agreed to postpone the holding of its Annual Meeting of Stockholders indefinitely pending consummation of the Merger unless the Company is otherwise required to hold such meeting by the DGCL.

     Board Representation. If Offeror purchases Shares pursuant to the Offer that, together with Shares that Parent, Offeror or any of their affiliates beneficially own (excluding Shares held by the Company), constitute at least a majority of the outstanding Shares, the Merger Agreement provides that the Company shall increase the size of its Board of Directors to seven members and Offeror will be entitled to designate representatives to serve on the Board in the same proportion as the proportion of Shares beneficially owned by Parent and its subsidiaries (including Offeror) following such purchase (except that, prior to the Effective Time, at least one director of the Company shall be an independent director). See Section 13, 'The Transaction Documents -- The Merger Agreement -- Board of Directors.' Parent currently intends to designate a majority of the directors of the Company following consummation of the Offer. It is currently anticipated that Parent will designate some or all of Robert D. Johnson, Peter M. Kreindler, Steven R. Loranger, Donald J. Redlinger, James D. Taiclet and Richard F. Wallman, or such other persons listed on Annex I as Parent shall determine, to serve as directors of the Company following consummation of the Offer. Offeror expects that, subject to the exercise of such individuals' fiduciary duties consistent with the provisions of the DGCL, such representation would permit Offeror to exert substantial influence over the Company's conduct of its business and operations.

     Short-form Merger. Under the DGCL, if Offeror acquires, pursuant to the Offer, at least 90% of the outstanding Shares, Offeror will be able to approve the Merger without a vote of the Company's stockholders. In such event, Parent and Offeror anticipate that they will take all necessary and appropriate action to cause the Merger to become effective as soon as reasonably practicable after such acquisition, without a meeting of the Company's stockholders. If, however, Offeror does not acquire at least 90% of the outstanding Shares pursuant to the Offer or otherwise and a vote of the Company's stockholders is required under the DGCL, a significantly longer period of time would be required to effect the Merger. Pursuant to the Merger Agreement, the Company has agreed to take all action necessary under the DGCL and its Certificate of Incorporation and By-laws to convene a meeting of its stockholders promptly following consummation of the Offer to consider and vote on the Merger, if a stockholders' vote is required.

     Appraisal Rights. No appraisal rights are available in connection with the Offer. However, if the Merger is consummated, stockholders will have certain rights under the DGCL to dissent and demand appraisal of, and to receive payment in cash of the fair value of, their Shares. Such rights to dissent, if the statutory procedures are met, could lead to a judicial determination of the fair value of the Shares, as of the day prior to the date on which the stockholders' vote was taken approving the Merger or similar business combination (excluding any element of value arising from the accomplishment or expectation of the Merger), required to be paid in cash to such dissenting holders for their Shares. In addition, such dissenting stockholders would be entitled to receive payment of a fair rate of interest from the date of consummation of the Merger on the amount determined to be the fair value of their Shares. In determining the fair value of the Shares, the court is required to take into account all relevant factors. Accordingly, such determination could be based upon considerations other than, or in addition to, the market value of the Shares, including, among other things, asset values and earning capacity. In Weinberger
v. UOP, Inc., the Delaware Supreme Court stated, among other things, that 'proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court' should be considered in an appraisal proceeding. Therefore, the value so determined in any appraisal proceeding could be the same as, or more or less than, the purchase price per Share in the Offer or the Merger consideration.

     In addition, several decisions by Delaware courts have held that, in certain circumstances, a controlling stockholder of a company involved in a merger has a fiduciary duty to other stockholders which requires that the merger be fair to such other stockholders. In determining whether a merger is fair to minority stockholders, Delaware courts have considered, among other things, the type and amount of consideration to be received by the stockholders and whether there was fair dealing among the parties. The Delaware Supreme Court stated in Weinberger and Rabkin v. Philip A. Hunt Chemical Corp. that the remedy ordinarily available to minority stockholders in a cash-out merger is the right to appraisal described above. However, a damages remedy or injunctive relief may be available if a merger is found to be the product of procedural unfairness, including fraud, misrepresentation or other misconduct.

     Rule 13e-3. The Commission has adopted Rule 13e-3 under the Exchange Act which is applicable to certain 'going private' transactions and which may under certain circumstances be applicable to the Merger or another business combination following the purchase of Shares pursuant to the Offer or otherwise in which Offeror seeks to acquire the remaining Shares not held by it. Offeror believes, however, that Rule 13e-3 will not be applicable to the Merger if the Merger is consummated within one year after the Expiration Date at the same per Share price as paid in the Offer. If applicable, Rule 13e-3 requires, among other things, that certain financial information concerning the Company and certain information relating to the fairness of the proposed transaction and the consideration offered to minority stockholders in such transaction be filed with the Commission and disclosed to stockholders prior to consummation of the transaction.

     Plans for the Company. Following the Offer and the Merger, Parent intends to integrate the Company into the Hardware Product Group and conduct the Company's business on a basis generally consistent with the Company's existing plans and programs. However, Parent will continue to evaluate the business and operations of the Company and will take such actions as it deems appropriate under the circumstances then existing.

     Confidentiality; Standstill. In connection with granting Parent and its representatives access to certain confidential information of the Company, Parent executed a Confidentiality Agreement with the Company, dated April 5, 1999 and reaffirmed on October 7, 1999 (the 'Confidentiality Agreement'). Among other things, the Confidentiality Agreement provides that, for a period of 18 months from the date of the Confidentiality Agreement, Parent will not, without the prior consent of the Board of Directors of the Company or its designee, directly or indirectly, in any manner, do the following (the 'Standstill Provisions'), except with respect to certain permitted actions by benefit plan investment vehicles of Parent and its affiliates:

          (a) acquire, offer or propose to acquire, solicit an offer to sell or agree to acquire, directly or indirectly, alone or in concert with others, by purchase or otherwise, any voting securities of the Company;

          (b) make, or in any way participate in, directly or indirectly, alone or in concert with others, any 'solicitation' of 'proxies' (as such terms are used in the proxy rules promulgated pursuant to Section 14 of the Exchange Act) to vote, or seek to advise or influence in any manner whatsoever any person with respect to the voting of, any voting securities of the Company;

          (c) form, join or in any way participate in a 'group' (within the meaning of Section 13(d)(3) of the Exchange Act) with respect to any voting securities of the Company or any of its subsidiaries;

          (d) acquire, offer to acquire or agree to acquire, directly or indirectly, alone or in concert with others, by purchase or otherwise,
     (i) any of the assets, tangible and intangible, of the Company or
     (ii) direct or indirect rights or options to acquire any assets of the Company or any of its subsidiaries or affiliates, except for such assets as are then being offered for sale by the Company or any of its subsidiaries or affiliates;

          (e) arrange, or in any way participate, directly or indirectly, in any financing for the purchase of any voting securities of the Company or any of its subsidiaries;

          (f) otherwise act, alone or in concert with others, to seek to propose to the Company or any of its subsidiaries or affiliates or any of their respective stockholders any merger, business combination, restructuring, recapitalization or other transaction involving the Company to or with Parent to otherwise seek, alone or in concert with others, to control, change or influence the management, board of directors or policies of the Company or any of its subsidiaries or affiliates;

          (g) make any request or proposal to amend, waive or terminate any of the foregoing provisions or take any initiative with respect to the Company or any of its subsidiaries which could require the Company to make a public announcement regarding any such prohibited initiative referred to above; or

          (h) announce an intention to do, or enter into any arrangement or understanding with others to do, any of the actions restricted or prohibited under the foregoing provisions.

     The Company waived the Standstill Provisions with respect to the Offer and the Merger. In addition, in the Merger Agreement, the Company has agreed that, notwithstanding the Standstill Provisions and other provisions of the Confidentiality Agreement: (i) following any notification to Parent of a written proposal that permits the Company to negotiate with or furnish information to any third party in accordance with the Nonsolicitation Provisions (defined in Section 13, 'The Transaction Documents -- The Merger
Agreement -- Nonsolicitation Obligations and Exceptions'), and until any transaction resulting from such proposal shall have either been consummated or the Company shall have received written notification that any such third party shall no longer seek to engage in such transaction with or involving the Company, Parent shall be entitled to propose or present to the Company any offer in response to such third party's offer, and (ii) if, from the date of the Merger Agreement until the effective time of the Merger (the 'Effective Time'), any third party shall announce its intention to commence, or shall commence, any tender offer to acquire Shares, Parent and Offeror shall be entitled to make any public announcement or proposal, or to take any other action it or they may deem appropriate, in response to such announcement or tender offer and which is consistent with their obligations under the Merger Agreement. See Section 13, 'The Transaction Documents -- The Merger Agreement -- Nonsolicitation Obligations and Exceptions.'

     Extraordinary Corporate Transactions. Except as indicated in this Offer to Purchase, neither Parent nor Offeror have any present plans or proposals which relate to or would result in an extraordinary corporate transaction, such as a merger, reorganization or liquidation, involving the Company or any of its subsidiaries, a sale or transfer of a material amount of assets of the Company or any of its subsidiaries or any material change in the Company's capitalization or dividend policy or any other material changes in the Company's corporate structure or business, or the composition of the Company's Board of Directors or management.

13. THE TRANSACTION DOCUMENTS.

THE MERGER AGREEMENT

     Commencement. The Merger Agreement provides for the commencement of the Offer not later than five business days after the execution of the Merger Agreement, provided that none of the Offer Conditions has occurred. Parent, Offeror and the Company are required to use all reasonable efforts to take all action as may be reasonably necessary or appropriate in order to effectuate the Offer and the Merger as promptly as possible and to carry out the transactions provided for or contemplated by the Merger Agreement.

     Merger. The Merger Agreement provides that, as soon as practicable after the approval and adoption of the Merger Agreement by the stockholders of the Company, to the extent required by Delaware law, and the satisfaction or waiver, if possible, of certain other conditions contained in the Merger Agreement, and in no event later than five business days after such satisfaction or waiver, Offeror (or another direct or indirect wholly owned subsidiary of Parent) will be merged with and into the Company (the 'Merger'), with the Company continuing as the surviving corporation (the 'Surviving Corporation') in the Merger under the corporate name it possesses immediately prior to the Effective Time. Notwithstanding the foregoing, the parties to the Merger Agreement have agreed that Offeror may revise the structure of the Merger (including merging the Company into Offeror or merging the Company with or into another direct or indirect wholly owned subsidiary of Parent) provided that any such restructuring does not adversely affect the stockholders of the Company or cause the Company to breach its representations and warranties under the Merger Agreement.

     In the Merger Agreement, the Company has represented to Parent and Offeror that the Board of Directors of the Company has received the opinion of Goldman, Sachs & Co., the Company's financial advisor, to the effect that the $9.50 per Share in cash to be received by the holders of Shares (other than Parent or any subsidiary thereof) pursuant to the Offer and the Merger is fair from a financial point of view to such holders. A copy of that opinion is set forth in full as an appendix to the Company's Solicitation/Recommendation Statement on
Schedule 14D-9 which is being mailed to the Company's stockholders, and stockholders are urged to read the opinion in its entirety.

     Vote Required to Approve Merger. See Section 12, 'Purpose of the Offer; The Merger; Plans for the Company -- Stockholder Meetings.'

     Conversion of Securities. At the Effective Time, each Share issued and outstanding immediately prior thereto (other than Shares held in the treasury of the Company or owned by Parent or any subsidiary of Parent, which shall automatically be cancelled and retired) will automatically be cancelled and extinguished and, other than Shares with respect to which appraisal rights are properly exercised, will be converted into and become a right to receive the Offer Price upon the surrender of the certificate formerly representing such Share. Each share of common stock of Offeror issued and outstanding immediately prior to the Effective Time shall, at the Effective Time, by virtue of the Merger and without any action on the part of Offeror, the Company or the holders of Shares, be converted into and shall thereafter evidence one validly issued fully paid and nonassessable share of common stock of the Surviving Corporation.

     Treatment of Stock Options. In the Merger Agreement, the Company has agreed that, at the Effective Time, each holder of an outstanding option, warrant or other right to acquire Shares (collectively the 'Options'), whether granted under any employee or non-employee compensation plan, agreement or arrangement of the Company, and whether or not then vested, shall be cancelled, and the holders of fully vested Options shall be entitled to receive from the Surviving Corporation, in cancellation of such vested Options, an amount in cash equal to the excess, if any, of (a) the product of the number of Shares covered by such vested Options multiplied by the Offer Price, over (b) the product of the number of Shares covered by such vested Options multiplied by the per-Share exercise, purchase or conversion price payable upon exercise, purchase or conversion of such vested Options, subject to any required withholding taxes. The Company has agreed in the Merger Agreement to take all action necessary to effectuate such provisions, including obtaining any necessary consents of the holders of the Options.

     Conditions to Obligations of All Parties to Merger Agreement. The obligations of each of the parties to effect the Merger are subject to the following conditions:

          (i) the Merger shall have been approved and adopted by the vote of the stockholders of the Company to the extent required by the DGCL;

          (ii) all waiting, review and investigation periods (and any extension thereof) applicable to the consummation of the Merger under the Hart-Scott-Rodino Act shall have expired or been terminated;

          (iii) there shall have been no law, statute, rule or order, domestic or foreign, enacted or promulgated which would make consummation of the Merger illegal;

          (iv) no injunction or other order entered by a United States (state or federal) court of competent jurisdiction shall have been issued and remain in effect which would prohibit consummation of the Merger (but the parties shall use their reasonable efforts to cause any such injunction or order to be vacated or lifted); and

          (v) Parent, Offeror or their affiliates shall have purchased Shares validly tendered and not withdrawn pursuant to the Offer (but neither Parent nor Offeror may invoke that condition if Parent or Offeror has failed to purchase Shares so tendered and not withdrawn in violation of the Merger Agreement or the Offer).

     Conditions to Obligations of Offeror. See Section 15, 'Certain Conditions to Offeror's Obligations.'

     Schedule 14D-9. In the Merger Agreement, the Company has agreed that simultaneously with, or as promptly as possible after, the commencement of the Offer, it will file with the Commission and promptly mail to its stockholders a Solicitation/Recommendation Statement on Schedule 14D-9 (the 'Schedule 14D-9') containing the recommendation of the Board of Directors that the Company's stockholders accept the Offer, tender their Shares in the Offer and, if applicable, approve the Merger Agreement and the Merger (and such recommendation shall not be withdrawn or adversely modified except by resolution of the Board of Directors adopted in the exercise of applicable fiduciary duties upon the advice of outside legal counsel and in accordance with the Merger Agreement).

     Board of Directors. The Merger Agreement provides that, promptly upon the payment for any Shares by Offeror pursuant to the Offer as a result of which Parent, Offeror or any of their affiliates beneficially own (excluding Shares held by the Company) at least a majority of the outstanding Shares, the Company shall increase the size of its Board of Directors to seven members and Offeror shall be entitled to designate members of the Board of Directors such that Offeror, subject to compliance with Section 14(f) of the Exchange Act, will have a number of representatives on the Board of Directors, rounded up to the next whole number, equal to the product obtained by multiplying seven by the percentage of Shares beneficially owned by Parent and any of its subsidiaries. The Company has agreed, upon the request of Offeror, to promptly increase the size of the Board of Directors to the extent permitted by the Certificate of Incorporation of the Company and/or use its best efforts to secure the resignations of such number of directors as is necessary to enable Offeror's designees to be elected to the Board of Directors and has agreed to use its best efforts to cause Offeror's designees to be so elected. Notwithstanding the foregoing sentence: (i) in the event that Offeror's designees are appointed or elected to the Company's Board of Directors, until the Effective Time, the Company's Board of Directors shall have at least one director who is a director on the date of the Merger Agreement and who is neither an officer of the Company nor a stockholder, affiliate or associate (within the meaning of federal securities laws) of Parent (any such directors, the 'Continuing Directors'), and
(ii) if no Continuing Directors remain, the other directors shall designate one person to fill one of the vacancies, who shall not be either an officer of the Company or a stockholder, affiliate or associate of Parent, and such person shall be deemed to be a Continuing Director. The Company has agreed, at its expense and at the request of Offeror, to take all actions necessary to effect any such election, including the mailing to its stockholders of the information required by Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder, in form and substance reasonably satisfactory to Offeror and its counsel (but Parent and Offeror will supply to the Company and be solely responsible for any written information with respect to its nominees, officers, directors and affiliates required by Section 14(f) and Rule 14f-1).

     Parent currently intends to designate a majority of the directors of the Company following consummation of the Offer. It is currently anticipated that Parent will designate some or all of Messrs. Johnson, Kreindler, Loranger, Redlinger, Taiclet and Wallman, or such other persons listed on Annex I as Parent shall determine, to serve as directors of the Company following consummation of the Offer.

     Representations and Warranties. In the Merger Agreement, the Company has made customary representations and warranties to Parent and Offeror, including, but not limited to, representations and warranties relating to the Company's organization and qualification, the Company's subsidiaries, capitalization and authority to enter into the Merger Agreement and carry out the transactions contemplated thereby, required consents and approvals, Commission filings (including financial statements), the absence of certain material adverse changes or events since September 30, 1998, litigation, the material liabilities of the Company and its subsidiaries, environmental matters relating to the Company and its subsidiaries, employee benefit plans, labor matters, the documents supplied by the Company relating to the Offer, trademarks, patents and other intellectual property (including Year 2000 issues), the payment of taxes, arrangements with financial advisors, the absence of product liability claims, the absence of related party transactions, relationships with suppliers and customers, and the absence of actions in violation of the Foreign Corrupt Practices Act of 1977, as amended. The Company has also represented that it has taken all action necessary to render Section 203 of the DGCL (see Section 16, 'Certain Regulatory and Legal Matters -- State Takeover Laws.') inapplicable to the Offer, the Merger, the Merger Agreement and the Shareholders Agreement and the transactions contemplated thereby.

     Parent and Offeror have also made customary representations and warranties to the Company, including, but not limited to, representations and warranties relating to Parent and Offeror's organization and qualification, their authority to enter into the Merger Agreement and the Shareholders Agreement and consummate the transactions contemplated thereby, required consents and approvals, documents related to the Offer, the availability of sufficient financing to consummate the Offer, the absence of violations of certain margin rules, and the absence of any prior activities by Offeror.

     Conduct of Company's Business Pending Merger. Pursuant to the Merger Agreement, the Company has agreed that, prior to the Effective Time, unless Offeror shall otherwise have agreed in writing or as otherwise contemplated or permitted by the Merger Agreement, the Company will do the following:

          (i) conduct the business of the Company and its subsidiaries only in, and maintain their facilities in, the ordinary course of business and consistent with past practice;

          (ii) use its commercially reasonable efforts to cause its current insurance (or reinsurance) policies not to be canceled or terminated or any of the coverage thereunder to lapse, unless simultaneously with such termination, cancellation or lapse, replacement policies providing coverage equal to or greater than the coverage under the canceled, terminated or lapsed policies for substantially similar premiums are in full force and effect;

          (iii) use its commercially reasonable efforts, and cause its subsidiaries to use commercially reasonable efforts, to preserve intact their respective business organizations and goodwill, keep available the services of their current officers and employees as a group and maintain satisfactory relationships with suppliers, distributors, customers and others having business relationships with them;

          (iv) confer on a regular and frequent basis with representatives of Offeror to report financial matters and, to the extent not prohibited by applicable law, operational matters and the general status of ongoing operations;

          (v) notify Offeror of any emergency or other change in the normal course of the Company's or any of its subsidiaries' business or in the operation of the Company's or the subsidiaries' properties and of any governmental or third party complaints, investigations or hearings (or communications indicating that the same may be contemplated) if such emergency, change, complaint, investigation or hearing has or would be reasonably likely to have, individually or in the aggregate, a material adverse effect, individually or in the aggregate, on the business, liabilities, revenues, operations, results of operations or financial condition of the Company and its subsidiaries, taken as a whole (a 'Company Material Adverse Effect') or would be material to any party's ability to consummate the transaction contemplated by the Merger Agreement; and

          (vi) postpone the holding of its Annual Meeting of Stockholders indefinitely pending consummation of the Merger unless otherwise required by the DGCL.

     The Company has also agreed pursuant to the Merger Agreement that, prior to the Effective Time, unless Offeror shall otherwise have agreed in writing or as otherwise contemplated or permitted by the Merger Agreement, it will not directly or indirectly do, or permit the occurrence of, any of the following:

          (i) issue, sell, pledge, dispose of or encumber (or permit any of its subsidiaries to issue, sell, pledge, dispose of or encumber) any shares of, or any options, warrants, conversion privileges or rights of any kind to acquire any shares of, any capital stock of the Company or any of its subsidiaries (other than shares issuable upon exercise of the outstanding (as of the date of the Merger Agreement) options to acquire Shares in accordance with their terms in effect on the date of the Merger Agreement);

          (ii) amend or propose to amend the Certificate or Articles of Incorporation or By-laws of the Company or any of its subsidiaries;

          (iii) split, combine or reclassify any outstanding Shares, or declare, set aside or pay any dividend or other distribution payable in cash, stock, property or otherwise with respect to the Shares (except the declaration and payment of dividends by a wholly owned subsidiary of the Company to its parent);

          (iv) redeem, purchase or acquire or offer to acquire (or permit any of its subsidiaries to redeem, purchase or acquire or offer to acquire) any Shares or other securities of the Company or any of its subsidiaries other than as contemplated by the Merger Agreement and other than for the repurchase by the Company, pursuant to existing agreements, of any outstanding Shares upon termination of any employment, director or consulting relationship with the Company;

          (v) enter into any material contract; or

          (vi) enter into or modify any agreement, commitment or arrangement with respect to any of the foregoing.

     Pursuant to the Merger Agreement, the Company has agreed that, unless Offeror shall otherwise have agreed in writing or as otherwise contemplated or permitted by the Merger Agreement, the Company and its subsidiaries (including, in the case of clause (viii), any 'Company ERISA Affiliate,' as defined in
Section 4.11 of the Merger Agreement) will not:

          (i) sell, pledge, lease, dispose of or encumber any material assets other than in the ordinary course of business consistent with past practice;

          (ii) acquire (by merger, consolidation, acquisition of stock or assets or otherwise) any corporation, partnership or other business organization or enterprise or material assets thereof;

          (iii) incur any indebtedness for borrowed money or issue any debt securities for borrowings except in the ordinary course of business and consistent with past practice;

          (iv) guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other person (other than a subsidiary of the Company or the Company) except in the ordinary course of business consistent with past practice and in amounts immaterial to the Company;

          (v) enter into or modify any contract, agreement, commitment or arrangement with respect to any of the foregoing;

          (vi) enter into or modify any employment, severance or similar agreements or arrangements with, or grant any Options (or accelerate any Options), bonuses, salary increases, severance or termination pay to, any officers or directors;

          (vii) in the case of employees who are not officers or directors, take any action to grant or accelerate any Options, or take any other action other than in the ordinary course of business consistent with past practice (none of which actions shall be unreasonable or unusual) with respect to the grant or creation of any bonuses, salary increases, severance or termination pay, employment or similar agreements or with respect to any increase of benefits in effect on the date of the Merger Agreement;

          (viii) except as may be required by applicable law, adopt or amend any bonus, profit sharing, compensation, stock option, pension, retirement, deferred compensation, employment or other employee benefit plan, agreement, trust fund or arrangement for the benefit or welfare of any employee;

          (ix) adopt a plan of liquidation, dissolution, merger, consolidation, restructuring, recapitalization, or reorganization;

          (x) make any material tax election or settle or compromise any material federal, state, local, or foreign tax liability, except in the ordinary course of business and consistent with past practice; or

          (xi) take any action which would render, or which reasonably may be expected to render, any representation or warranty made by the Company in the Merger Agreement untrue in any respect at any time prior to the Effective Time (or untrue in any material respect if such representation or warranty is not qualified by 'material,' 'Company Material Adverse Effect,' a specified dollar limitation or the like).

     In addition, the Company has agreed that it will not, unless Offeror shall otherwise have agreed in writing or as otherwise contemplated or permitted by the Merger Agreement: (i) call any meeting (other than as contemplated by the Merger Agreement) of its stockholders or waive or modify any provision of, or terminate any, confidentiality or standstill agreement entered into by the Company with any person or (ii) modify or accelerate the exercisability of any Options outstanding on the date of the Merger Agreement.

     Nonsolicitation Obligations and Exceptions. The Company has agreed in the Merger Agreement to immediately cease and terminate any existing activities, discussions or negotiations with any parties with respect to any acquisition of or sale of any equity interest in or substantial assets of the Company or any of its subsidiaries. Also, the Company has agreed (except as set forth below) that it will not, directly or indirectly, solicit, encourage, participate in or initiate discussions or negotiations with, or provide any information to, any other person other than Offeror or its affiliates or representatives (a 'third party') concerning any merger, consolidation, tender offer, exchange offer, sale of all or substantially all of the Company's assets, sale of shares of capital stock or similar business combination transaction involving the Company or any principal operating or business unit of the Company or its subsidiaries (an 'Acquisition Proposal').

     Notwithstanding the foregoing: (i) if, prior to Offeror owning a majority of the outstanding Shares, the Company receives an unsolicited, written indication of a willingness to make an Acquisition Proposal at a price per share which the Company reasonably concludes is in excess of the Offer Price, and the Company reasonably concludes in good faith, after consultation with its outside financial advisor, that the person delivering such indication is capable of consummating such an Acquisition Proposal, then the Company may provide access to information concerning the Company's business, properties or assets to any such person pursuant to an appropriate confidentiality agreement and the Company may engage in discussions related thereto, and (ii) the Company may participate in and engage in discussions and negotiations with any person meeting the requirement set forth in clause (i) above in response to a written Acquisition Proposal if the Company concludes in good faith, after consultation with its outside financial advisor, upon advice of its legal counsel, that the failure to engage in such discussions or negotiations is inconsistent with the fiduciary duties of its Board of Directors to its stockholders under applicable laws, and the Company receives from the person making an

Acquisition Proposal an executed confidentiality agreement the terms of which are (without regard to the terms of the Acquisition Proposal) (A) no less favorable to the Company, and (B) no less restrictive to the person making the Acquisition Proposal, than those contained in the Confidentiality Agreement.

     Also, in the event that, after the Company has received a written Acquisition Proposal (without breaching its obligations under clause (i) or (ii) above) but prior to Offeror beneficially owning a majority of the outstanding Shares, the Board of Directors concludes in good faith, after consultation with its outside financial advisor, upon advice of its legal counsel, that it is inconsistent with its fiduciary duties under applicable law not to:
(x) withdraw or modify the Board of Directors' recommendation of the Merger or the Merger Agreement, (y) approve or recommend an Acquisition Proposal, subject to the relevant provisions of the Merger Agreement, or (z) terminate the Merger Agreement, the Company may do any or all of the foregoing but, if so, the Company must pay the Termination Fee.

     The Company has agreed promptly (but in any event within two days) to advise Parent in writing of any Acquisition Proposal or any inquiry regarding the making of an Acquisition Proposal including any request for information, the material terms and conditions of such request, Acquisition Proposal or inquiry and the identity of the person making such request, Acquisition Proposal or inquiry and thereafter to keep Parent reasonably informed, on a current basis, of the status and material terms of such proposals and the status of such negotiations or discussions, providing copies to Parent of any Acquisition Proposals made in writing. The Company has also agreed to provide Parent with one business day advance notice of, in each and every case, its intention to provide any information to, or enter into any confidentiality agreement with, any person or entity making any such inquiry or proposal, and the Company has agreed to provide Parent with three business days advance notice of, in each and every case, its intention to enter into any other agreement with any person or entity making any such inquiry or proposal.

     Notwithstanding the provisions of the Confidentiality Agreement:
(i) following any notification to Parent of a written proposal that permits the Company to negotiate with or furnish information to any third party in accordance with the foregoing provisions, and until any transaction resulting from such proposal shall have either been consummated or the Company shall have received written notification that any such third party shall no longer seek to engage in such transaction with or involving the Company, Parent shall be entitled to propose or present to the Company any offer in response to such third party's offer, and (ii) if, from the date of the Merger Agreement until the Effective Time, any third party shall announce its intention to commence, or shall commence, any tender offer to acquire Shares, Parent and Offeror shall be entitled to make any public announcement or proposal, or to take any other action it or they may deem appropriate, in response to such announcement or tender offer and which is consistent with their obligations under the Merger Agreement.

     The Merger Agreement provides that it does not prohibit the Company and its Board of Directors from taking and disclosing to the Company's stockholders a position with respect to a tender or exchange offer by a third party pursuant to Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act or from making such disclosure to the Company's stockholders or otherwise which, in the judgment of the Board of Directors upon advice of legal counsel, is required under applicable law or rules of any stock exchange.

     The Company has agreed not to release any third party from, or waive any provisions of, any confidentiality or standstill agreement to which the Company is a party and to use its best efforts to enforce any such agreements at the request of and on behalf of Parent. The Company also will promptly request each person or entity which has executed, within 12 months prior to the date of the Merger Agreement, a confidentiality agreement in connection with its consideration of acquiring the Company to return or destroy all confidential information furnished to such person or entity by or on behalf of the Company.

     The provisions discussed in the preceding seven paragraphs are referred to hereinbelow as the 'Nonsolicitation Provisions.'

     Indemnification; Settlement of Stockholder Claims. The parties to the Merger Agreement have agreed that, for a period of six years after Parent or Offeror acquires a majority of the Shares, the Certificate of Incorporation of the Surviving Corporation shall contain provisions no less favorable with respect to indemnification that are set forth in Articles VIII and IX of the Certificate of Incorporation of the Company. Also, the Surviving Corporation shall maintain in full force and effect, for a period of at least six years from the Effective Time, directors' and officers' liability insurance comparable to the Company's current policy but only to the extent obtainable at a cost of no more than 100% greater than the cost of such policy (and, if not so obtainable, the Surviving Corporation shall obtain what it believes in good faith constitutes the best available insurance at such price level).

     The Company has agreed not to settle or compromise any claim brought by any present, former or purported holder of any securities of the Company in connection with the Merger prior to the Effective Time without the prior written consent of Offeror.

     Existing Employment Agreements and Benefits. The Merger Agreement provides that Parent will cause the Surviving Corporation to honor all employment, consulting, termination and severance agreements in effect prior to the date of the Merger Agreement between the Company or any of its subsidiaries and any current or former officer, director, consultant or employee of the Company. Also, the parties to the Merger Agreement have agreed to certain provisions to provide for the continued coverage of the employees of the Company and its subsidiaries under benefits plans.

     Consents; Audit; Access to Information. In the Merger Agreement, the Company has agreed to use its best efforts to obtain, without the payment of any fee or compensation, certain consents to the Offer, the Merger, and the transactions contemplated by the Merger Agreement. The Company has also agreed to use reasonable commercial efforts to have Arthur Andersen LLP complete its audit of the Company's consolidated financial statements for the fiscal year ended September 30, 1999 as promptly as practicable, and to give Parent and Offeror reasonable access to such audit work papers and audit staff, as well as (subject to the provisions of the Confidentiality Agreement and to the extent not prohibited by applicable law) to any other books, records and personnel of the Company as may be reasonably requested.

     Termination. The Merger Agreement may be terminated at any time prior to the Effective Time, whether prior to or after approval by the stockholders of the Company:

          (a) by mutual consent of the Boards of Directors of Parent and the Company;

          (b) by either Offeror or the Company if the Offer shall not have been consummated on or before the Termination Date; provided, however, that a party shall not be entitled to terminate the Merger Agreement pursuant to such provision if such party is in material breach of its obligations under the Merger Agreement; provided, further, that if the Offer shall not have been consummated on or before the Termination Date solely as a result of the failure of any waiting, review and investigation period (and any extension thereof) applicable to the consummation of the Offer or the Merger under the Hart-Scott-Rodino Act to expire or terminate or failure to obtain required governmental consents, the Termination Date shall, in the sole discretion of Offeror, be extended to a date that is up to 60 business days from the date the Offer is commenced;

          (c) By Offeror if the Board of Directors of the Company shall have withdrawn or adversely modified (or, upon the written request of Offeror, failed to reaffirm within three business days; provided that no such additional request may be made during such three business day period) its recommendations to the stockholders of the Company to approve the Offer and the Merger;

          (d) By Offeror if the Offer terminates or expires on account of the occurrence of any of the Offer Conditions, without Offeror having purchased any Shares thereunder;

          (e) By the Company if (i) the Offer shall not have been commenced substantially in accordance with the relevant provisions of the Merger Agreement, or (ii) the Offer shall have expired or been terminated without any Shares having been purchased thereunder, or (iii) a tender offer for Shares is commenced by a person or entity, or the Company receives an Acquisition Proposal, any of which the Board of Directors determines, in the exercise of its fiduciary duties and subject to compliance with the Nonsolicitation Provisions, makes necessary or advisable the termination of the Merger Agreement; provided that the Nonsolicitation Provisions and the provisions described below under 'Expenses; Termination Fee' (the 'Expense Provisions') shall survive any such termination of the Merger Agreement; or

          (f) By Offeror if any action, suit or proceeding is commenced or overtly threatened against Parent or Offeror or the Company, before any court or governmental or regulatory authority or body, seeking to restrain, enjoin, or otherwise prohibit the Offer, the Merger, or the completion of any of the other transactions contemplated by the Merger Agreement; provided that the Nonsolicitation Provisions and the Expense Provisions shall survive any such termination of the Merger Agreement.

     If the Merger Agreement is so terminated, Offeror shall terminate the Offer, if still pending, without purchasing any Shares thereunder, and the Merger Agreement will become void and there will be no liability or further obligation on the part of Parent, Offeror or the Company or their respective stockholders, officers or directors, except (i) as described under clauses (e) and (f) above, under the Nonsolicitation Provisions, under the Expense Provisions, and with respect to certain confidentiality obligations, and
(ii) to the extent that such termination results from the breach by a party of any of its representations, warranties, covenants or agreements set forth in the Merger Agreement; provided, however, that if Parent has received the Termination Fee, Parent shall not assert or pursue in any manner, directly or indirectly, any claim or cause of action against the Company or any of its officers or directors based in whole or in part upon its or their receipt, consideration, recommendation or approval of an Acquisition Proposal or the exercise of the right of the Company to terminate the Merger Agreement under clause (e) above as long as the Company complied in all material respects with the Nonsolicitation Provisions.

     Expenses; Termination Fee. The Merger Agreement provides that the Company will pay Parent, upon demand, $5,500,000 (the 'Termination Fee'), to compensate Parent and Offeror for taking actions to consummate the Merger Agreement, to reimburse them for the time and expense relating thereto and for other direct and indirect costs in connection with the transactions contemplated by the Merger Agreement, upon the following events:

          (i) the termination of the Merger Agreement by the Company pursuant to the Nonsolicitation Provisions or pursuant to clause (e)(iii) above;

          (ii) the termination of the Merger Agreement by Offeror pursuant to clause (c) above;

          (iii) the termination of the Offer by Offeror pursuant to clause (i) of Section 15, 'Certain Conditions to Offeror's Obligations'; or

          (iv) the termination of the Merger Agreement pursuant to its terms for any reason other than a material breach by Parent or Offeror if within six months thereafter either (x) a definitive agreement is entered into between the Company and any third party for the acquisition or disposition of all or substantially all of the assets of the Company, or securities of the Company constituting (or convertible into) 35% or more of the Shares outstanding on the date of the Merger Agreement, or for a merger, consolidation or other reorganization of the Company, at a price equivalent to a price per Share in excess of $9.50 and such transaction is closed concurrently therewith or at any time thereafter, or (y) any person or 'group' (as that term is used in Section 13(d)(3) of the Exchange Act) other than Offeror or any affiliate of Offeror acquires beneficial ownership of 35% or more of the outstanding Shares.

     Also, in the event that, after the Company has received a written Acquisition Proposal (without breaching certain Nonsolicitation Provisions) but prior to Offeror beneficially owning a majority of the outstanding Shares, the Board of Directors concludes in good faith, after consultation with its outside financial advisor, upon advice of its legal counsel, that it is inconsistent with its fiduciary duties under applicable law not to: (x) withdraw or modify the Board of Directors' recommendation of the Merger or the Merger Agreement,
(y) approve or recommend an Acquisition Proposal, subject to the relevant provisions of the Merger Agreement, or (z) terminate the Merger Agreement, the Company may do any or all of the foregoing but, if so, the Company must pay the Termination Fee.

     The Merger Agreement further provides that, in addition to any damages caused by conduct that constitutes a breach under the Merger Agreement by Parent, Offeror or the Company, the breaching parties, jointly and severally, will pay to the nonbreaching parties all costs and expenses (including attorneys' fees and expenses) it incurs in connection with its enforcement of its rights under the Merger Agreement.

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
     Consent of Continuing Directors to Termination, Modification, Amendment or Waiver. Notwithstanding anything in the Merger Agreement to the contrary, if Offeror's designees are elected to the Company's Board of Directors, after the acceptance for purchase of Shares pursuant to the Offer and prior to the Effective Time, the affirmative vote of a majority of the Continuing Directors will be required (i) to amend or terminate the Merger Agreement on behalf of the Company, (ii) to amend the Company's Certificate of Incorporation or By-laws,
(iii) to exercise or waive any of the Company's rights or remedies under the Merger Agreement, (iv) to extend the time for performance of Parent or Offeror's obligations under the Merger Agreement, (v) to take any other action by the Company in connection with the Merger Agreement required to be taken by the Company's Board of Directors.

THE SHAREHOLDERS AGREEMENT

     Agreement to Tender Shares. On October 31, 1999, Parent and Offeror entered into the Tender and Option Agreement (the 'Shareholders Agreement') with P. Quentin Bourjeaurd and Charles Balchunas, each of whom is an officer and director of the Company (the 'Subject Stockholders'). The Shareholders Agreement applies with respect to the Shares now beneficially owned by Messrs. Bourjeaurd and Balchunas (1,459,447 Shares and 136,522 Shares, respectively), any Shares either such person may acquire pursuant to the exercise of Options (1,534,022 Shares and 602,276 Shares, respectively), and any Shares of which either such person may later acquire beneficial ownership by any means (collectively, the 'Subject Shares'). Each Subject Stockholder has agreed to tender and sell in the Offer all of the then outstanding Subject Shares.

     Voting. Each Subject Stockholder has generally agreed to cause its Subject Shares to be present or absent at stockholders meetings as directed by Parent or Offeror, and has appointed Parent and Offeror, or any nominee thereof, as his attorney and proxy to vote the Subject Shares, in each case (i) in favor of the Merger and the Merger Agreement and (ii) against any Acquisition Proposal (other than the Merger), any actions which would result in a breach of the Merger Agreement, or any actions which are intended or could be expected to adversely affect the Offer and the related agreements.

     Grant of Purchase Option. The Subject Stockholders have also granted to Parent and Offeror an irrevocable option (the 'Purchase Option') to purchase for cash at the Offer Price, any or all of the Subject Shares, including, without limitation, by requiring the Subject Stockholder to exercise any or all Options (to the extent exercisable and convertible, and other than Options with exercise or conversion prices above the Offer Price) and tender the Shares acquired pursuant to such exercise or conversion into the Offer or sell such Shares to Parent or Offeror. At the request of the Subject Stockholder following receipt of an exercise notice, Parent or Offeror shall advance to such Subject Stockholder an amount in cash equal to the aggregate per Share exercise price of the Options to be exercised pursuant to the exercise notice. The Purchase Option may be exercised by Parent or Offeror, in whole or in part, at any time or from time to time after the occurrence of any 'Trigger Event,' meaning any of the following: (i) the Merger Agreement becomes terminable under circumstances that entitle Parent or Offeror to receive the Termination Fee (regardless of whether the Merger Agreement is actually terminated and whether such Fee is actually paid) or (ii) the Offer is consummated but, due solely to the failure of the Subject Stockholder to validly tender its Subject Shares, Parent has not accepted for payment or paid for all of such Shares.

     Conditions. The obligations of the Subject Stockholders to sell Subject Shares under the Shareholders Agreement is subject to the following conditions:
(i) all applicable waiting periods, if any, under the Hart-Scott-Rodino Act have expired or been terminated; (ii) all applicable consents, approvals, orders or authorizations of, or registrations, declarations or filings with, any court, administrative agency or other governmental entity, if any, have been obtained or made; and (iii) no preliminary or permanent injunction or other order by any court of competent jurisdiction prohibiting or otherwise restraining such sale or acquisition is in effect.

     Restrictions on Transfer. Each Subject Stockholder has generally agreed not to tender into any other tender or exchange offer or otherwise transfer or encumber any interest in the Subject Shares, not to enter into any voting arrangements with respect to the Subject Shares, and not to exercise any appraisal rights with respect to the Subject Shares in connection with the Merger. Each Subject Stockholder may, however, transfer Subject Shares to certain affiliates, family members and family trusts, as well as organizations qualifying under Section 501(c)(3) of the Internal Revenue Code of 1986, as amended, but in each case only if the transferee agrees to be bound by the Shareholders Agreement.

     No Solicitation. Other than to the extent permitted in the stockholder's capacity as an officer or director of the Company as permitted in the Merger Agreement or consistent with his fiduciary duties, each Subject Stockholder has agreed not to initiate, solicit, encourage or otherwise facilitate any inquiries or the making or submission of any Acquisition Proposal, and to promptly advise Parent of any Acquisition Proposals.

     Termination. The Shareholders Agreement will terminate with respect to a Subject Stockholder upon the purchase of all his Subject Shares in the Offer. Otherwise, the Shareholders Agreement will terminate upon the earliest of the following: (i) the Effective Time; (ii) the termination of the Merger Agreement in accordance with its terms other than upon, during the continuance of, or after, a Trigger Event or an event which could lead to a Trigger Event (as provided above under 'The Merger Agreement -- Expenses; Termination Fee'); or
(iii) 180 days following the earlier of (x) any termination of the Merger Agreement upon, during the continuance of or after a Trigger Event or
(y) termination of the Merger Agreement under circumstances that could lead to a Trigger Event (as provided above under 'The Merger Agreement -- Expenses; Termination Fee') (or if, at the expiration of such 180 day period the Purchase Option cannot be exercised by reason of any applicable judgment, decree, order, injunction, law or regulation, five business days after such impediment to exercise has been removed or has become final and not subject to appeal).

     Representations and Warranties; Covenants. Under the Shareholders Agreement, each of the Subject Stockholders has made customary representations and warranties to Parent and Offeror, including with respect to (i) his beneficial ownership of the Subject Shares free of undisclosed encumbrances,
(ii) the Subject Shares constituting all securities in the Company beneficially owned by such Subject Stockholder, (iii) the Subject Stockholder not having rights to acquire any other securities of the Company, (iv) the absence of voting restrictions on the Subject Shares, (v) the Subject Stockholder's due execution and delivery of the Shareholders Agreement, (vi) the legal, valid and binding effect of the Shareholders Agreement, (vii) the absence of certain violations, breaches, defaults, lien creations and other events arising by virtue of the Shareholders Agreement under existing agreements, court orders, laws and the like, (viii) the absence of any investment banker or other intermediary requiring a fee, and (ix) the acknowledgment of Parent and Offeror's reliance on such representations and warranties.

     Each of Parent and Offeror has also made customary representations and warranties under the Shareholders Agreement, including with respect to (i) its authority to enter into and perform its obligations under the Shareholders Agreement, (ii) its due execution and delivery of the Shareholders Agreement,
(iii) the legal, valid and binding effect of the Shareholders Agreement,
(iv) the transfer of the Subject Shares upon exercise of the Purchase Option only in compliance with the Securities Act, and (v) the absence of certain violations, breaches, defaults, lien creations and other events arising by virtue of the Shareholders Agreement under existing agreements, court orders, laws and the like.

     All representations and warranties in the Shareholders Agreement will survive for twelve months after the termination thereof.

THE AMENDMENT TO MR. BOURJEAURD'S EMPLOYMENT AGREEMENT

     In connection with the Merger Agreement, on October 31, 1999 the Company and P. Quentin Bourjeaurd executed an amendment (the 'Employment Agreement Amendment') to Mr. Bourjeaurd's Executive Employment Agreement, dated
September 19, 1996 (the 'Employment Agreement'). Pursuant to the Employment Agreement Amendment, upon the termination of Mr. Bourjeaurd's employment by the Company other than for cause, he shall continue to receive salary and benefits under his Employment Agreement until September 19, 2001. Also pursuant to the Employment Agreement Amendment, the noncompetition covenant contained in Mr. Bourjeaurd's Employment Agreement was extended under all circumstances through September 19, 2001.

     The foregoing is a summary of certain provisions of the Merger Agreement, the Shareholders Agreement and the Employment Agreement Amendment, copies of which have been filed as exhibits to the Schedule 14D-1 and which are available in the same manner set forth with respect to the

Company in Section 8, 'Certain Information Concerning the Company -- Available Information.' Such summary is qualified in its entirety by reference to the text of such agreements.

14. DIVIDENDS AND DISTRIBUTIONS.

     The Merger Agreement provides that the Company will not, among other things, (a) issue, sell, pledge, dispose of or encumber (or permit any of its subsidiaries to issue, sell, pledge, dispose of or encumber) any shares of, or any options, warrants, conversion privileges or rights of any kind to acquire any shares of any capital stock of the Company or any of its subsidiaries (other than shares issuable upon exercise of the outstanding (as of the date of the Merger Agreement) options to acquire Shares in accordance with their terms in effect on the date of the Merger Agreement); (b) split, combine or reclassify any outstanding Shares, or declare, set aside or pay any dividend or other distribution payable in cash, stock, property or otherwise with respect to the Shares (except the declaration and payment of dividends by a wholly owned subsidiary of the Company to its parents); or (c) redeem, purchase or acquire or offer to acquire (or permit any of its subsidiaries to redeem, purchase or acquire or offer to acquire) any Shares or other securities of the Company or any of its subsidiaries other than as contemplated by the Merger Agreement and other than for the repurchase by the Company, pursuant to existing agreements, of any outstanding Shares upon termination of any employment, director or consulting relationship with the Company. See Section 13, 'The Transaction Documents -- Conduct of Company's Business Pending Merger.'

15. CERTAIN CONDITIONS TO OFFEROR'S OBLIGATIONS.

     Offeror shall not be required to commence or continue the Offer or accept for payment, purchase or pay for any Shares tendered, or may postpone the acceptance, purchase or payment for Shares, or may amend (to the extent permitted by the Merger Agreement) or terminate the Offer (1) if the Minimum Condition is not satisfied as of the expiration of the Offer, (2) if any applicable waiting, review and investigation periods under the Hart-Scott-Rodino Act in respect of the Offer shall not have expired or been terminated prior to the expiration of the Offer, or (3) if, at any time on or after October 31, 1999 and prior to the expiration date of the Offer (or, in respect of clause (viii) below concerning required governmental consents, the latest date permitted in accordance with Rule 14d-1(c) of the Exchange Act), any of the following events shall have occurred (each of paragraphs (i) through (viii) providing a separate and independent condition to Offeror's obligations pursuant to the Offer):

          (i) the Company or any subsidiary of the Company, or their respective Boards of Directors, shall have authorized, recommended or proposed, or shall have announced an intention to authorize, recommend or propose, or shall have entered into an agreement or agreement in principle with respect to, any merger, consolidation or business combination (other than the Merger), any acquisition or disposition of a material amount of assets or securities or any material change in its capitalization, or the Company's Board of Directors shall have withdrawn or adversely modified (including by amendment to its Schedule 14D-9), or upon request of Offeror, failed to reaffirm its favorable recommendations with respect to the Offer and the Merger as provided in the Merger Agreement, or any corporation, entity, 'group' or 'person' (as defined in the Exchange Act), other than Parent or Offeror, shall have acquired beneficial ownership of 35% or more of the outstanding Shares;

          (ii) there shall have been any statute, rule, injunction or other order promulgated, enacted, entered or enforced by any court or governmental agency or other regulatory or administrative agency or commission, domestic or foreign (other than the routine application to the Offer, the Merger or other subsequent business combination of waiting, review and investigation periods under the Hart-Scott-Rodino Act):
     (a) making the purchase of some or all of the Shares pursuant to the Offer or the Merger illegal, or resulting in a material delay in the ability of Offeror to purchase some or all of the Shares, (b) invalidating or rendering unenforceable any material provision of the Merger Agreement,
     (c) imposing material limitations on the ability of Offeror effectively to acquire or hold or to exercise full rights of ownership of the Shares acquired by it, including but not limited to, the right to vote the Shares purchased by it on all matters properly presented to the stockholders of the Company, (d) imposing material limitations on the ability of any of Parent, Offeror, or the Company to continue effectively all or any material portion of its respective business as heretofore conducted or to continue to own or operate effectively all or any material portion of its respective assets as heretofore owned or operated,
     (e) imposing material limitations on the ability of Offeror to continue effectively all or any material portion of the business of the Company and its subsidiaries (taken as a whole) as previously conducted or to own or operate effectively all or any material portion of the assets of the Company and its subsidiaries (taken as a whole) as heretofore operated, or
     (f) to the effect that the Offer or the Merger is violative of any applicable law which would reasonably be expected to result in any of the consequences described in subclauses (a) through (e) above;

          (iii) there shall have been any law, statute, rule or regulation, domestic or foreign, enacted or promulgated that, directly or indirectly, results or may be anticipated to result in any of the consequences referred to in clause (ii) above, or any action, suit or proceeding shall have been commenced before any court or governmental or regulatory authority or body seeking to restrain, enjoin or otherwise prohibit the Offer, the Merger, or the completion of the transactions contemplated by the Merger Agreement;

          (iv) there shall have occurred (i) any general suspension of, or limitation on prices for, trading in securities on any national securities exchange or in the over the counter market in the United States for a period of in excess of six and one-half trading hours in any period of 24 consecutive hours (excluding suspensions resulting solely from physical damage or interference with such exchanges not related to market conditions), (ii) the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, (iii) any limitation by any governmental authority on, or any other event which might materially adversely affect, the extension of credit by banks or other lending institutions in the United States, or (iv) in the case of any of the foregoing existing at the time of the commencement of the Offer, a material acceleration or worsening thereof;

          (v) except as set forth in certain filings made by the Company with the Commission before October 31, 1999 or disclosed in schedules to the Merger Agreement, any change shall have occurred or be threatened which individually or in the aggregate has had or is continuing to have a Company Material Adverse Effect;

          (vi) (i) any of the representations and warranties of the Company in the Merger Agreement shall not be true and correct in all respects as if made on the date of any determination thereunder except for those representations or warranties that address matters only as of a specified date or only with respect to a specified period of time which need only be true and accurate as of such date or with respect to such period; provided, however, any representation or warranty not qualified by 'material,' 'Company Material Adverse Effect,' a specified dollar limitation or the like need only be true and correct in all material respects on the date of any determination hereunder, or (ii) the Company shall have breached in any respect or shall not have performed in all respects each covenant and complied with each agreement to be performed and complied with by it under the Merger Agreement unless the Company gives prompt notice to Offeror of such breach or nonperformance, such breach or nonperformance is capable of being fully and completely cured at no more than an inconsequential cost or expense to the Company or its subsidiaries and such breach or nonperformance is so cured within three business days following such breach or nonperformance;

          (vii) the Company and Offeror shall have reached an agreement or understanding regarding termination of the Offer or the Merger Agreement shall have been terminated in accordance with its terms; or

          (viii) all governmental consents (including consents of foreign governmental entities) required to be obtained in connection with the purchase of Shares pursuant to the Offer shall not have been obtained or any governmental agency shall have announced an intention to seek to prohibit or interfere with the purchase of Shares pursuant to the Offer;

which, in the good faith judgment of Offeror, in any such case, and regardless of the circumstances giving rise to any such condition, make it inadvisable to proceed with acceptance for payment or purchase of or payment for the Shares.

     The foregoing conditions are for the sole benefit of Offeror and Parent and may be asserted by Offeror and Parent regardless of the circumstances giving rise to such conditions, or may be waived by

Offeror in whole at any time or in part from time to time in their sole discretion. The failure by Offeror or Parent at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right and may be asserted at any time and from time to time.

16. CERTAIN REGULATORY AND LEGAL MATTERS.

     Except as set forth in this Section 16, Offeror is not aware of any approval or other action by any governmental or administrative agency which would be required for the acquisition or ownership of Shares by Offeror as contemplated herein. However, each of the Company, Offeror and Parent, together with its advisors, is currently reviewing whether any approval or other action will be required by any governmental or administrative agency of any foreign country in connection with the Offer and the Merger. Should any such approval or other action (whether foreign or domestic) be required, it will be sought, but Offeror has no current intention to delay the purchase of Shares tendered pursuant to the Offer pending the outcome of any such matter, subject, however, to Offeror's right to decline to purchase Shares if any of the Offer Conditions shall not have been satisfied. There can be no assurance that any such approval or other action, if needed, would be obtained or would be obtained without substantial conditions, or that adverse consequences might not result to the Company's business or that certain parts of the Company's business might not have to be disposed of if any such approvals were not obtained or other action taken.

     Antitrust. The Hart-Scott-Rodino Act provides that the acquisition of Shares by Offeror may not be consummated unless certain information has been furnished to the Division (the 'Division') and the Federal Trade Commission (the 'FTC') and certain waiting period requirements have been satisfied. The rules promulgated by the FTC under the Hart-Scott-Rodino Act require the filing of a Notification and Report Form (the 'Form') with the Division and the FTC and that the acquisition of Shares under the Offer may not be consummated earlier than 15 days after receipt of the Form by the Division and the FTC. Within such 15 day period the Division or the FTC may request additional information or documentary material from Offeror. In the event of such request the acquisition of Shares under the Offer may not be consummated until 10 days after receipt of such additional information or documentary material by the Division or the FTC. Offeror filed its Form with the Division and the FTC on November 5, 1999. Offeror anticipates that the Company will file its Form with the Division and the FTC shortly.

     Federal Reserve Board Regulations. Federal Reserve Board Regulations T, U and X (the 'Margin Regulations') promulgated by the Federal Reserve Board place restrictions on the amount of credit that may be extended for the purpose of purchasing margin stock (including the Shares) if such credit is secured directly or indirectly by margin stock. Because no borrowings secured by margin stock will be borrowed in order to finance the Offer, Parent and Offeror believe that the Margin Regulations are not applicable to the Offer.

     State Takeover Laws. The Company is incorporated under the laws of the State of Delaware. In general, Section 203 of the DGCL prevents an 'interested stockholder' (generally a person who owns or has the right to acquire 15% or more of a corporation's outstanding voting stock, or an affiliate or associate thereof) from engaging in a 'business combination' (defined to include mergers and certain other transactions) with a Delaware corporation for a period of three years following the date such person became an interested stockholder unless, among other things, prior to such date the board of directors of the corporation approved either the business combination or the transaction in which the interested stockholder became an interested stockholder. On October 31, 1999, prior to the execution of the Merger Agreement, the Board of Directors of the Company, by unanimous vote of all directors present at a meeting held on such date, (i) approved the Offer and the Merger, (ii) determined that the Offer, the Merger Agreement and the Merger are fair to and advisable and in the best interests of the Company and its stockholders and (iii) resolved to recommend that the stockholders of the Company accept the Offer and tender their Shares in the Offer and, if applicable, vote to approve and adopt the Merger Agreement and the Merger. Accordingly, Section 203 is inapplicable to the Offer and the Merger.

     A number of other states have adopted laws and regulations applicable to attempts to acquire securities of corporations which are incorporated, or have substantial assets, stockholders, principal executive offices or principal places of business, or whose business operations otherwise have substantial economic effects, in such states. In Edgar v. MITE Corp., the Supreme Court of the United States invalidated on constitutional grounds the Illinois Business Takeover Statute, which, as a matter of state securities law, made takeovers of corporations meeting certain requirements more difficult. However, in 1987 in CTS Corp. v. Dynamics Corp. of America, the Supreme Court held that the State of Indiana may, as a matter of corporate law and, in particular, with respect to those aspects of corporate law concerning corporate governance, constitutionally disqualify a potential acquirer from voting on the affairs of a target corporation without the prior approval of the remaining stockholders. The state law before the Supreme Court was by its terms applicable only to corporations that had a substantial number of stockholders in the state and were incorporated there.

     The Company, directly or through subsidiaries, conducts business in a number of states throughout the United States, some of which have enacted takeover laws. Offeror does not know whether any of these laws will, by their terms, apply to the Offer or the Merger and has not complied with any such laws. Should any person seek to apply any state takeover law, Offeror will take such action as then appears desirable, which may include challenging the validity or applicability of any such statute in appropriate court proceedings. In the event it is asserted that the takeover laws of any state are applicable to the Offer or the Merger, and an appropriate court does not determine that it is inapplicable or invalid as applied to the Offer, Offeror might be required to file certain information with, or receive approvals from, the relevant state authorities. In addition, if enjoined, Offeror might be unable to accept for payment any Shares tendered pursuant to the Offer, or be delayed in continuing or consummating the Offer and the Merger. In such case, Offeror may not be obligated to accept for payment any Shares tendered. See Section 15, 'Certain Conditions to Offeror's Obligations.'

17. FEES AND EXPENSES.

     Neither Offeror nor Parent will pay any fees or commissions to any broker or dealer or other person for soliciting tenders of Shares pursuant to the Offer. Brokers, dealers, commercial banks and trust companies will, upon request, be reimbursed by Offeror for customary mailing and handling expenses incurred by them in forwarding material to their customers.

     Offeror has retained Georgeson Shareholder Communications Inc. as Information Agent and The Bank of New York as Depositary in connection with the Offer. The Information Agent and the Depositary will receive reasonable and customary compensation for their services hereunder and reimbursement for their reasonable out-of-pocket expenses. The Depositary will also be indemnified by Offeror against certain liabilities in connection with the Offer.

18. MISCELLANEOUS.

     The Offer is not being made to, nor will tenders be accepted from or on behalf of, holders of Shares residing in any jurisdiction in which the making or acceptance thereof would not be in compliance with the securities or blue sky laws of such jurisdiction. In any jurisdiction where the securities or blue sky laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of Offeror by one or more registered brokers or dealers which are licensed under the laws of such jurisdiction.

     No person has been authorized to give any information or make any representation on behalf of Offeror other than as contained in this Offer to Purchase or in the Letter of Transmittal, and, if any such information or representation is given or made, it should not be relied upon as having been authorized by Offeror.

     Offeror has filed with the Commission a statement on Schedule 14D-1, pursuant to Section 14(d)(1) of the Exchange Act and Rule 14d-1 promulgated thereunder, furnishing certain information with respect to the Offer. Such statement and any amendments thereto, including exhibits, may be examined and copies may be obtained at the same places and in the same manner as set forth with respect to the Company in Section 8, 'Certain Information Concerning the Company.'

                                          ALLIEDSIGNAL ACQUISITION CORP.

     November 5, 1999

                                                                         ANNEX I

                        DIRECTORS AND EXECUTIVE OFFICERS
                             OF PARENT AND OFFEROR

     The names and ages of the directors and executive officers of Parent and Offeror, and their present principal occupations, are set forth below. Each individual is a citizen of the United States. Unless otherwise indicated, each person's business address is 101 Columbia Road, Morris Township, New Jersey 07962.

                                     PARENT


                                                      PRESENT PRINCIPAL OCCUPATION OR
                                                EMPLOYMENT WITH PARENT; MATERIAL POSITIONS
NAME, AGE AND BUSINESS ADDRESS                       HELD DURING THE PAST FIVE YEARS
------------------------------                     -------------------------------
William J. Amelio, 41                        President -- AlliedSignal Transportation and Power
                                             Systems since August 1999. President, Turbocharging
                                             Systems from April 1997 to July 1999. Vice President, Re-
                                             Engineering and Information Systems of IBM Personal
                                             Computer Company from 1996 to 1997. Vice President,
                                             Operations, IBM Personal Computer Company from
                                             1994 to 1995.

Hans W. Becherer, 64 ......................  Member of the Board of Directors of AlliedSignal Inc.
Deere & Company                              since 1991. Chairman and Chief Executive Officer of Deere
One John Deere Place                         & Company, a manufacturer of mobile power machinery and a
Moline, IL 61265-8098                        supplier of financial services, since 1990. Director of
                                             The Chase Manhattan Corporation and Schering-Plough
                                             Corporation.

David E. Berges, 50 .......................  President -- AlliedSignal Consumer Products Group since
                                             January 1998. President, Bendix/Jurid unit of Friction
                                             Materials from November 1997 to December 1997. Vice
                                             President and General Manager, Engine Systems and
                                             Accessories unit of Aerospace Equipment Systems from July
                                             1994 to October 1997.

Lawrence A. Bossidy, 64 ...................  Member of the Board of Directors of AlliedSignal Inc.
                                             since 1991. Chairman of the Board of AlliedSignal Inc.
                                             since 1992 and Chief Executive Officer since 1991.
                                             Director of Champion International Corporation, J.P.
                                             Morgan & Co. Incorporated and Merck & Co., Inc.

Gary A. Cappeline, 50 .....................  President -- AlliedSignal Specialty Chemicals since
                                             December 1998. Group Vice President, Pigments and
                                             Additives, Engelhard Corporation, a chemical
                                             manufacturer, from January 1997 to November 1998. Group
                                             Vice President, Specialty Chemicals of Ashland Chemical
                                             from January 1993 to December 1996.

Marshall N. Carter, 59 ....................  Member of the Board of Directors of AlliedSignal Inc.
State Street Corporation                     since 1999. Chairman of the Board since 1993 and Chief
225 Franklin Street                          Executive Officer since 1992 of State Street Corporation
Boston, MA 02110-2804                        and its principal subsidiary, State Street Bank and Trust
                                             Company. State Street is a provider of services to
                                             institutional investors worldwide.

                                                       PRESENT PRINCIPAL OCCUPATION OR
                                                 EMPLOYMENT WITH PARENT; MATERIAL POSITIONS
NAME, AGE AND BUSINESS ADDRESS                         HELD DURING THE PAST FIVE YEARS
------------------------------                         -------------------------------
Karen K. Clegg, 50 ........................  President -- AlliedSignal Federal Manufacturing &
                                             Technologies ('FM&T') since May 1995. Vice
                                             President of FM&T from February 1995 to April 1995.
                                             Vice President, Field Services and New Markets,
                                             AlliedSignal Technical Services Corporation from
                                             January 1994 to January 1995.

Ann M. Fudge, 48 ..........................  Member of the Board of Directors of AlliedSignal
Maxwell House and Post Division              Inc. since 1993. Executive Vice President of Kraft
Kraft Foods, Inc.                            Foods, Inc. since 1995. President of Kraft's
555 South Broadway                           Maxwell House and Post Division since 1997. Served
Tarrytown, NY 10591                          as President of Kraft General Foods' Maxwell House
                                             Coffee Company from 1994 to 1995 and General
                                             Manager of the Maxwell House Coffee Division from
                                             1995 to 1997. Kraft is the multinational food
                                             business of Philip Morris Companies Inc. Director
                                             of General Electric Company and Liz Claiborne, Inc.

Robert D. Johnson, 52 .....................  President and Chief Executive Officer of
                                             AlliedSignal Aerospace since April 1999.
                                             President -- Aerospace Marketing, Sales and Service
                                             from January 1999 to March 1999.
                                             President -- Electronic & Avionics Systems from
                                             October 1997 to December 1998, and Vice President
                                             and General Manager -- Aerospace Services from 1994
                                             to 1997. Group Vice President, Manufacturing and
                                             Services of AAR Corp. from 1993 to 1994.

Larry E. Kittelberger, 50 .................  Senior Vice President and Chief Information Officer
                                             of AlliedSignal Inc. since February 1999. Vice
                                             President and Chief Information Officer from August
                                             1995 to January 1999. Corporate
                                             Chairman -- Information Officer Leadership
                                             Committee of Tenneco Inc., a diversified industrial
                                             concern, from June 1989 to July 1995.

Peter M. Kreindler, 54 ....................  Senior Vice President, General Counsel and
                                             Secretary of AlliedSignal Inc. since December 1994.
                                             Senior Vice President and General Counsel of
                                             AlliedSignal Inc. from March 1992 to November 1994.

Steven R. Loranger, 47 ....................  President -- AlliedSignal Engines and Systems since
                                             April 1999. President -- Engines from July 1997 to
                                             March 1999. President -- Truck Brake Systems from
                                             February 1995 to June 1997. Vice President -- Air
                                             Transport unit of Engines from May 1993 to January
                                             1995.

Robert P. Luciano, 66 .....................  Member of the Board of Directors of AlliedSignal
Schering-Plough Corporation                  Inc. since 1989. Served as Chief Executive Officer
One Giralda Farms                            of Schering- Plough Corporation, a manufacturer and
Madison, NJ 07940                            marketer of pharmaceuticals and consumer products,
                                             from 1982 through 1995 and Chairman of the Board
                                             from 1984 through 1998. Director of C.R. Bard,
                                             Inc., Merrill Lynch & Co. and Schering-Plough
                                             Corporation.

                                                       PRESENT PRINCIPAL OCCUPATION OR
                                                 EMPLOYMENT WITH PARENT; MATERIAL POSITIONS
NAME, AGE AND BUSINESS ADDRESS                         HELD DURING THE PAST FIVE YEARS
------------------------------                         -------------------------------
Robert B. Palmer, 59 ......................  Member of the Board of Directors of AlliedSignal
                                             Inc. since 1995. Served as President and Chief
                                             Executive Officer of Digital Equipment Corporation,
                                             a provider of networked computer systems, software
                                             and services, from 1992 through mid-1998 and
                                             Chairman of the Board from 1995 through mid-1998.

Russell E. Palmer, 65 .....................  Member of the Board of Directors of AlliedSignal
The Palmer Group                             Inc. since 1987. Chairman and Chief Executive
3600 Market Street                           Officer of The Palmer Group, a private investment
Philadelphia, PA 19104                       firm, since 1990. Director of Federal Home Loan
                                             Mortgage Corporation, GTE Corporation, The May
                                             Department Stores Company and Safeguard
                                             Scientifics, Inc.

Donald J. Redlinger, 54 ...................  Senior Vice President -- Human Resources and
                                             Communications of AlliedSignal Inc. since February
                                             1995. Senior Vice President -- Human Resources of
                                             AlliedSignal Inc. from January 1991 to January
                                             1995.

Ivan G. Seidenberg, 52 ....................  Member of the Board of Directors of AlliedSignal
Bell Atlantic Corporation                    Inc. since 1995. Chairman and Chief Executive
1095 Avenue of the Americas                  Officer of Bell Atlantic Corporation, a
New York, NY 10036                           telecommunications and information services
                                             provider, since 1999. Served as Vice Chairman,
                                             President and Chief Executive Officer of Bell
                                             Atlantic Corporation from June 1998 until 1999, and
                                             Vice Chairman, President and Chief Operating
                                             Officer of Bell Atlantic Corporation following the
                                             merger of NYNEX Corporation and Bell Atlantic in
                                             1997. Served as President and Chief Operating
                                             Officer of NYNEX Corporation from 1994 until 1995
                                             and Chairman and Chief Executive Officer from 1995
                                             until 1997. Director of American Home Products
                                             Corporation, Boston Properties, Inc., CVS
                                             Corporation and Viacom, Inc.

Andrew C. Sigler, 68 ......................  Member of the Board of Directors of AlliedSignal
Champion International Corporation           Inc. since 1994. Served as Chairman and Chief
One Champion Plaza                           Executive Officer of Champion International
Stamford, CT 06921                           Corporation, a paper and forest products company,
                                             from 1979 through 1996. Director of The Chase
                                             Manhattan Corporation and General Electric Company.

Jeffrey I. Sinclair, 49 ...................  President -- AlliedSignal Turbocharging Systems
                                             since September 1999. President, Truck Brake
                                             Systems from October 1997 to August 1999. Vice
                                             President, Global Sales and Marketing, Friction
                                             Materials from September 1996 to September 1997.
                                             Principal of A.T. Kearney, a management consulting
                                             company, from September 1995 to August 1996.
                                             President of St. James Group, a marketing
                                             consulting company, from March 1991 to August 1995.

                                                       PRESENT PRINCIPAL OCCUPATION OR
                                                 EMPLOYMENT WITH PARENT; MATERIAL POSITIONS
NAME, AGE AND BUSINESS ADDRESS                         HELD DURING THE PAST FIVE YEARS
------------------------------                         -------------------------------
John R. Stafford, 62 ......................  Member of the Board of Directors of AlliedSignal
American Home Products Corporation           Inc. since 1993. Chairman of the Board and Chief
Five Giralda Farms                           Executive Officer of American Home Products
Madison, NJ 07940-0874                       Corporation, a manufacturer of pharmaceutical,
                                             health care, animal health and agricultural
                                             products, since 1986 and President from 1981
                                             through 1990. Re-appointed as President in 1994.
                                             Director of Bell Atlantic Corporation, The Chase
                                             Manhattan Corporation and Deere & Company.

Lt. Gen. Thomas P. Stafford, 69 ...........  Member of the Board of Directors of AlliedSignal
Stafford, Burke and Hecker, Inc.             Inc. since 1981. Consultant for General Technical
1006 Cameron Street                          Services, Inc., a consulting firm, since 1984. Vice
Alexandria, VA 22314                         Chairman and co- founder of Stafford, Burke and
                                             Hecker, Inc., a Washington-based consulting firm.
                                             Chairman of Omega Watch Corporation of America and
                                             a Director of CMI Corporation, Cycomm International
                                             Inc., Seagate Technology Inc., Timet Inc. and
                                             Tremont Corporation.

Richard F. Wallman, 48 ....................  Senior Vice President and Chief Financial Officer
                                             of AlliedSignal Inc. since March 1995. Vice
                                             President and Controller of International Business
                                             Machines Corp. (IBM) from April 1994 to February
                                             1995.

John H. Weber, 43 .........................  President -- AlliedSignal Friction Materials since
                                             1999. President and Chief Operating Officer of KN
                                             Energy Inc. from 1998 to 1999. President of Vickers
                                             Inc., a unit of Aeroquip-Vickers, Inc., and
                                             Executive Vice President of Aeroquip-Vickers from
                                             1996 to 1998. Group Vice President, Vickers
                                             Industrial Group, from 1994 to 1996.

David N. Weidman, 44 ......................  President -- AlliedSignal Polymers since March
                                             1998. President, Fluorine Products unit of
                                             Specialty Chemicals from May 1995 to February 1998.
                                             Vice President and General Manager, Performance
                                             Additives unit of Specialty Chemicals from May 1994
                                             to April 1995. Vice President and General Manager
                                             of American Cyanamid's Fibers business from 1990 to
                                             1994.

Robert C. Winters, 67 .....................  Member of the Board of Directors of AlliedSignal
The Prudential Insurance                     Inc. since 1989. Served as Chairman and Chief
  Company of America                         Executive Officer of The Prudential Insurance
751 Broad Street                             Company of America, a provider of insurance and
Newark, NJ 07102-3777                        financial services, from 1987 through 1994 and has
                                             served as Chairman Emeritus since 1994.

Henry T. Yang, 58 .........................  Member of the Board of Directors of AlliedSignal
University of California, Santa Barbara      Inc. since 1996. Chancellor of the University of
5221 Cheadle Hall                            California, Santa Barbara since 1994.
Santa Barbara, CA 93106

                                    OFFEROR

                                                       PRESENT PRINCIPAL OCCUPATION OR
                                                 EMPLOYMENT WITH OFFEROR; MATERIAL POSITIONS
NAME, AGE AND BUSINESS ADDRESS                         HELD DURING THE PAST FIVE YEARS
------------------------------                         -------------------------------
James V. Gelly, 39 ........................  Treasurer of AlliedSignal Acquisition Corp. Vice
                                             President and Treasurer of AlliedSignal Inc. since
                                             February 1999. Vice President -- Finance and Chief
                                             Financial Officer of AlliedSignal Aerospace
                                             Marketing Sales & Service from April 1998 to
                                             February 1999. Vice President -- Investor Relations
                                             of AlliedSignal Inc. from September 1996 to March
                                             1998. Assistant Treasurer -- Investor Relations
                                             from May 1994 to August 1996.

Peter M. Kreindler, 54 ....................  Member of the Board of Directors and President of
                                             AlliedSignal Acquisition Corp. (see above under
                                             'Parent' for employment history).

Thomas F. Larkins, 38 .....................  Member of the Board of Directors and Assistant
                                             Secretary of AlliedSignal Acquisition Corp. Vice
                                             President and General Counsel -- Aerospace Services
                                             and the Aerospace Market Segment Organizations of
                                             AlliedSignal Inc. since April 1999. Vice President
                                             and General Counsel -- AlliedSignal Aerospace
                                             Marketing, Sales and Service from 1997 to
                                             March 1999. Senior Vice President, General Counsel
                                             and Secretary of L.A. Gear, Inc., a designer,
                                             developer and marketer of athletic footwear, from
                                             1994 to 1997, and Chief Administrative Officer from
                                             1995 to 1997.

Victor P. Patrick, 41 .....................  Member of the Board of Directors and Vice President
                                             and Secretary of AlliedSignal Acquisition Corp.
                                             Deputy General Counsel, Corporate and Finance, of
                                             AlliedSignal Inc. since April 1999. Vice President
                                             and General Counsel of AlliedSignal Aerospace
                                             Equipment Systems from November 1997 to April 1999.
                                             Associate General Counsel, Corporate and Finance,
                                             of AlliedSignal Inc. from January 1996 to October
                                             1997. Assistant General Counsel, Corporate and
                                             Finance, of AlliedSignal Inc. from November 1994 to
                                             December 1995.

     Facsimile copies of the Letter of Transmittal, properly completed and duly signed, will be accepted. The Letter of Transmittal, certificates for Shares and any other required documents should be sent or delivered by each stockholder of the Company or his broker, dealer, commercial bank, trust company or other nominee to the Depositary, at one of the addresses set forth below:

                        The Depositary for the Offer is:
                              THE BANK OF NEW YORK

            By Mail:                  Facsimile Transmission:     By Hand or Overnight Courier:
  Tender & Exchange Department      (For Eligible Institutions    Tender & Exchange Department
         P.O. Box 11248                        Only)                   101 Barclay Street
      Church Street Station               (212) 815-6213           Receive and Deliver Window
  New York, New York 10286-1248                                     New York, New York 10286

                                    For Confirmation Telephone:
                                          (212) 815-6173

     Questions and requests for assistance may be directed to the Information Agent at its address and telephone number listed below. Additional copies of this Offer to Purchase, the Letter of Transmittal and other tender offer materials may be obtained from the Information Agent as set forth below and will be furnished promptly at Offeror's expense. You may also contact your broker, dealer, commercial bank, trust company or other nominee for assistance concerning the Offer.

                    The Information Agent for the Offer is:

              [LOGO OF GEORGESON SHAREHOLDER COMMUNICATIONS INC.]

                                17 State Street
                                   10th Floor
                            New York, New York 10004
                Bankers and Brokers Call Collect: (212) 440-9800
                   All Others Call Toll-Free: (800) 223-2064